                                                                    EXHIBIT 2.1

UNITED STATES BANKRUPTCY COURT
FOR THE SOUTHERN DISTRICT OF NEW YORK

-----------------------------------x
                                   :
In re                              :         Chapter 11 Case Nos.
                                   :         95 B 43098 through
BIDERMANN INDUSTRIES U.S.A.,       :         95 B 43099 (TLB) and
INC. f/k/a BLACKSTONE, INC.,       :         95 B 43101 through
et al.,                            :         95 B 43114 (TLB)
                    Debtors.       :
                                   :         (Jointly Administered)
-----------------------------------x


                     THIRD AMENDED JOINT PLAN OF REORGANIZATION

                              O'MELVENY & MYERS LLP
                              Attorneys for Timothy R. Coleman,
                                as Plan Facilitator
                              Citicorp Center
                              153 East 53rd Street
                              New York, New York  10022-4611
                              (212) 326-2000

                              STEVENS & LEE, P.C.
                              Attorneys for the Debtors
                              One Glenhardie Corporate Center
                              1275 Drummer Lane
                              Wayne, Pennsylvania  19087
                              (610) 964-1480

                              TENZER GREENBLATT, LLP
                              Attorneys for the Debtors
                              405 Lexington Avenue
                              New York, New York  10174
                              (212) 885-5000


Dated:  New York, New York
        March 30, 1998

                                  TABLE OF CONTENTS


SECTION 1.     DEFINITIONS AND INTERPRETATION. . . . . . . . . . . . . . .   1
     A.   Definitions. . . . . . . . . . . . . . . . . . . . . . . . . . .   1
     B.   Interpretation; Application of
               Definitions and Rules of Construction . . . . . . . . . . .  15
     C.   Exhibits and Schedules.. . . . . . . . . . . . . . . . . . . . .  16

SECTION 2.     PROVISIONS FOR PAYMENT OF
               ADMINISTRATION EXPENSE CLAIMS;
               PRIORITY TAX CLAIMS . . . . . . . . . . . . . . . . . . . .  16
     2.1. Administration Expense Claims. . . . . . . . . . . . . . . . . .  16
          (a)  General . . . . . . . . . . . . . . . . . . . . . . . . . .  16
          (b)  Compensation and Reimbursement Claims . . . . . . . . . . .  17
          (c)  Employee Administrative Wage Claims . . . . . . . . . . . .  18
     2.2. Priority Tax Claims. . . . . . . . . . . . . . . . . . . . . . .  18

SECTION 3.     CLASSIFICATION OF CLAIMS
               AND EQUITY INTERESTS. . . . . . . . . . . . . . . . . . . .  19

SECTION 4.     PROVISIONS FOR TREATMENT OF CLAIMS
               AND EQUITY INTERESTS UNDER THE PLAN . . . . . . . . . . . .  20
     4.1. Priority Non-Tax Claims (Class 1). . . . . . . . . . . . . . . .  20
     4.2. Senior Secured Claims (Class 2). . . . . . . . . . . . . . . . .  21
          (a)  Allowance of Senior Secured Claims. . . . . . . . . . . . .  21
          (b)  Treatment of Senior Secured Claims. . . . . . . . . . . . .  21
          (c)  Related Matters . . . . . . . . . . . . . . . . . . . . . .  22
     4.3. BIUSA Secured Claims (Class 3) . . . . . . . . . . . . . . . . .  22
          (a)  BIUSA (Subclass 3A) . . . . . . . . . . . . . . . . . . . .  22
          (b)  CDC (Subclass 3B) . . . . . . . . . . . . . . . . . . . . .  22
          (c)  AFS (Subclass 3C) . . . . . . . . . . . . . . . . . . . . .  22
          (d)  Treatment of BIUSA Secured Claims . . . . . . . . . . . . .  22
     4.4. Other Secured Claims (Class 4) . . . . . . . . . . . . . . . . .  23
     4.5. General Unsecured Claims (Class 5) . . . . . . . . . . . . . . .  23
          (a)  BIUSA (Subclass 5A) . . . . . . . . . . . . . . . . . . . .  23
          (b)  BIC (Subclass 5B) . . . . . . . . . . . . . . . . . . . . .  24
          (c)  AFS (Subclass 5C) . . . . . . . . . . . . . . . . . . . . .  25
          (d)  AIA (Subclass 5D) . . . . . . . . . . . . . . . . . . . . .  25
          (e)  BIL (Subclass 5E) . . . . . . . . . . . . . . . . . . . . .  25
          (f)  BTC (Subclass 5F) . . . . . . . . . . . . . . . . . . . . .  25
          (g)  BTS (Subclass 5G) . . . . . . . . . . . . . . . . . . . . .  25
          (h)  CPHC (Subclass 5H). . . . . . . . . . . . . . . . . . . . .  25
          (i)  CP-R (Subclass 5I). . . . . . . . . . . . . . . . . . . . .  26
          (j)  CP&C (Subclass 5J). . . . . . . . . . . . . . . . . . . . .  26
          (k)  CDC (Subclass 5K) . . . . . . . . . . . . . . . . . . . . .  26
          (l)  GAKM-R (Subclass 5L). . . . . . . . . . . . . . . . . . . .  26
          (m)  GAKM (Subclass 5M). . . . . . . . . . . . . . . . . . . . .  26
          (n)  KLW (Subclass 5N) . . . . . . . . . . . . . . . . . . . . .  27
          (o)  MWW (Subclass 5O) . . . . . . . . . . . . . . . . . . . . .  27
          (p)  OMT (Subclass 5P) . . . . . . . . . . . . . . . . . . . . .  27
          (q)  Post-Petition Interest. . . . . . . . . . . . . . . . . . .  27

     4.6. Affiliate Claims (Class 6) . . . . . . . . . . . . . . . . . . .  27
     4.7. Equity Interests (Class 7) . . . . . . . . . . . . . . . . . . .  28
          (a)  Old BIUSA Common Stock (Subclass 7A). . . . . . . . . . . .  28
          (b)  BIUSA Other Equity Interests (Subclass 7B). . . . . . . . .  28
          (c)  Subsidiary Equity Interests (Subclass 7C).. . . . . . . . .  29

SECTION 5.     IDENTIFICATION OF CLASSES OF CLAIMS
               AND INTERESTS IMPAIRED AND NOT
               IMPAIRED UNDER THE PLAN; ACCEPTANCE
               OR REJECTION OF THE PLAN. . . . . . . . . . . . . . . . . .  29
     5.1. Holders of Claims and Equity Interests
          Entitled to Vote . . . . . . . . . . . . . . . . . . . . . . . .  29
     5.2. Subtraction and Addition of Classes and Subclasses . . . . . . .  30
          (a)  Deletion of Classes and Subclasses. . . . . . . . . . . . .  30
          (b)  Addition of Classes and Subclasses. . . . . . . . . . . . .  30
     5.3. Nonconsensual Confirmation . . . . . . . . . . . . . . . . . . .  30
     5.4. Revocation of Plan of Reorganization . . . . . . . . . . . . . .  31

SECTION 6.     MEANS OF IMPLEMENTATION . . . . . . . . . . . . . . . . . .  31
     6.1. Implementation . . . . . . . . . . . . . . . . . . . . . . . . .  31
     6.2. Sources of Funds . . . . . . . . . . . . . . . . . . . . . . . .  31
          (a)  New Equity Investment . . . . . . . . . . . . . . . . . . .  31
               (i) Vestar Transaction. . . . . . . . . . . . . . . . . . .  31
               (ii)  Institutional Holders' Conversion Transaction . . . .  32
     6.3. Restructuring Transactions . . . . . . . . . . . . . . . . . . .  32
     6.4. New BIUSA Common Stock . . . . . . . . . . . . . . . . . . . . .  32
          (a)  Authorization . . . . . . . . . . . . . . . . . . . . . . .  32
          (b)  Rights. . . . . . . . . . . . . . . . . . . . . . . . . . .  32
     6.5. Registration of Securities . . . . . . . . . . . . . . . . . . .  32
     6.6. Boards of Directors of the Debtors . . . . . . . . . . . . . . .  33
     6.7. Officers of the Debtors. . . . . . . . . . . . . . . . . . . . .  33

SECTION 7.     PROVISIONS GOVERNING DISTRIBUTIONS. . . . . . . . . . . . .  33
     7.1. Date of Distributions. . . . . . . . . . . . . . . . . . . . . .  33
     7.2. Surrender and Cancellation of Instruments. . . . . . . . . . . .  34
     7.3. Delivery of Distributions. . . . . . . . . . . . . . . . . . . .  34
     7.4. Intentionally omitted. . . . . . . . . . . . . . . . . . . . . .  36
     7.5. Manner of Payment Under Plan of Reorganization . . . . . . . . .  36
     7.6. Initial and Subsequent Distributions.. . . . . . . . . . . . . .  36
          (a)  Schedule of Initial Distributions . . . . . . . . . . . . .  36
          (b)  Reserves for Disputed Claims and Equity Interests . . . . .  36
               (i)  Disputed Claims. . . . . . . . . . . . . . . . . . . .  36
               (ii) Disputed Equity Interests. . . . . . . . . . . . . . .  37
          (c)  Distributions on Account of Claims and Equity Interests Allowed
          After the Consummation Date. . . . . . . . . . . . . . . . . . .  38
          (d)  Final Distributions on Account of Subclass 7A (Old BIUSA Common
          Stock) of Class 7 (Equity Interests) . . . . . . . . . . . . . .  38

     7.7. No Fractional Distributions. . . . . . . . . . . . . . . . . . .  38
     7.8. Rights and Powers of Disbursing Agent. . . . . . . . . . . . . .  39
          (a)  Entities to Exercise Function of Disbursing Agent . . . . .  39
          (b)  Powers of the Disbursing Agent. . . . . . . . . . . . . . .  39
          (c)  Expenses Incurred On or After the Consummation Date.. . . .  39

SECTION 8.     PROCEDURES FOR TREATING DISPUTED
               CLAIMS AND EQUITY INTERESTS UNDER
               THE PLAN OF REORGANIZATION. . . . . . . . . . . . . . . . .  40
     8.1. No Distributions Pending Allowance . . . . . . . . . . . . . . .  40
     8.2. Distributions After Allowance. . . . . . . . . . . . . . . . . .  40

SECTION 9.     PROCEDURES FOR RESOLVING AND
               TREATING DISPUTED CLAIMS AND
               EQUITY INTERESTS UNDER THE PLAN . . . . . . . . . . . . . .  40
     9.1. Prosecution of Objections. . . . . . . . . . . . . . . . . . . .  40

SECTION 10.    PROVISIONS GOVERNING EXECUTORY CONTRACTS
               AND UNEXPIRED LEASES UNDER THE PLAN     . . . . . . . . . .  41
     10.1.     General Treatment . . . . . . . . . . . . . . . . . . . . .  41
     10.2.     Expired Contracts . . . . . . . . . . . . . . . . . . . . .  41
     10.3.     Scheduled Contracts and Leases. . . . . . . . . . . . . . .  41
     10.4.     Amendments to Schedules: Effect of Amendments.. . . . . . .  42
     10.5.     Bar to Rejection Damage Claims. . . . . . . . . . . . . . .  42
     10.6.     Claims Arising from Assumption or Rejection . . . . . . . .  42
     10.7.     Cure of Defaults Upon Assumption. . . . . . . . . . . . . .  42

SECTION 11.    CONDITIONS PRECEDENT TO CONFIRMATION
               DATE AND CONSUMMATION DATE          . . . . . . . . . . . .  43
     11.1.     Conditions Precedent to Confirmation
               of Plan of Reorganization.. . . . . . . . . . . . . . . . .  43
          (a)  Vestar Transaction. . . . . . . . . . . . . . . . . . . . .  43
               (i)  Commitment for New BIC Term Debt . . . . . . . . . . .  43
               (ii) Commitment for New Subordinated Notes. . . . . . . . .  44
               (iii)     Subscription Agreements . . . . . . . . . . . . .  44
               (iv) Vestar Transaction Deposit . . . . . . . . . . . . . .  44
               (v)  Fee Letter . . . . . . . . . . . . . . . . . . . . . .  44
          (b)  Institutional Holders' Conversion Transaction . . . . . . .  44
               (i)  Subscription Agreements. . . . . . . . . . . . . . . .  44
               (ii) Fee Letter . . . . . . . . . . . . . . . . . . . . . .  44
          (c)  Vestar Transaction and Institutional
               Holders' Conversion Transaction . . . . . . . . . . . . . .  44
               (i)  Confirmation Order . . . . . . . . . . . . . . . . . .  44
     11.2.     Conditions Precedent to Consummation
               Date of Plan of Reorganization. . . . . . . . . . . . . . .  44
          (a)  Vestar Transaction. . . . . . . . . . . . . . . . . . . . .  45

               (i)  Confirmation Date. . . . . . . . . . . . . . . . . . .  45
               (ii) Payment of Purchase Price. . . . . . . . . . . . . . .  45
               (iii)     No Material Adverse Change. . . . . . . . . . . .  45
               (iv) Absence of Proceeding. . . . . . . . . . . . . . . . .  45
               (v)  Force Majeure. . . . . . . . . . . . . . . . . . . . .  45
               (vi) Stockholders' Agreements Rejected. . . . . . . . . . .  46
          (b)  Institutional Holders' Conversion Transaction . . . . . . .  46
               (i)  No Consummation of Vestar Transaction. . . . . . . . .  46
               (ii) New Equity Investment. . . . . . . . . . . . . . . . .  46
               (iii)     Exit Financing. . . . . . . . . . . . . . . . . .  46
               (iv) No Material Adverse Change . . . . . . . . . . . . . .  46
               (v)  Absence of Proceeding. . . . . . . . . . . . . . . . .  46
               (vi) Force Majeure. . . . . . . . . . . . . . . . . . . . .  47
          (c)  Vestar Transaction and Institutional Holders' Conversion
               Transaction . . . . . . . . . . . . . . . . . . . . . . . .  47
               (i)  Finality of the Confirmation Order . . . . . . . . . .  47
               (ii) Cash for Closing . . . . . . . . . . . . . . . . . . .  47
               (iii)     Execution and Delivery of Documents . . . . . . .  47
               (iv) HSR Compliance . . . . . . . . . . . . . . . . . . . .  47
               (v)  Consents, Etc. . . . . . . . . . . . . . . . . . . . .  47
     11.3.     Waiver of Conditions Precedent. . . . . . . . . . . . . . .  48

SECTION 12.    EFFECT OF CONFIRMATION. . . . . . . . . . . . . . . . . . .  48
     12.1.     General Authority . . . . . . . . . . . . . . . . . . . . .  48
     12.2.     Discharge of Debtors. . . . . . . . . . . . . . . . . . . .  49
     12.3.     Injunction. . . . . . . . . . . . . . . . . . . . . . . . .  49
     12.4.     Term of Injunctions or Stays. . . . . . . . . . . . . . . .  49

SECTION 13.    SETTLEMENTS,RELEASES AND WAIVER OF CLAIMS . . . . . . . . .  50
     13.1.     Settlement of Claims by Ralph
               Lauren Womenswear, Inc. . . . . . . . . . . . . . . . . . .  50
     13.2.     Settlement of Claims By and
               Against Maurice Bidermann . . . . . . . . . . . . . . . . .  50
     13.3.     General Release of Releasees. . . . . . . . . . . . . . . .  50
     13.4.     Release from Claims and Liabilities . . . . . . . . . . . .  51
     13.5.     Avoidance Actions . . . . . . . . . . . . . . . . . . . . .  52
     13.6.     Setoffs . . . . . . . . . . . . . . . . . . . . . . . . . .  52

SECTION 14.    UNSECURED CREDITORS' COMMITTEE. . . . . . . . . . . . . . .  53
     14.1.     Dissolution of Unsecured Creditors' Committee . . . . . . .  53
     14.2.     Exculpation . . . . . . . . . . . . . . . . . . . . . . . .  53

SECTION 15.    RETENTION OF JURISDICTION . . . . . . . . . . . . . . . . .  54
     15.1.     Retention of Jurisdiction . . . . . . . . . . . . . . . . .  54
     15.2.     Amendment of Plan of Reorganization . . . . . . . . . . . .  56

SECTION 16.    MISCELLANEOUS PROVISIONS. . . . . . . . . . . . . . . . . .  56
     16.1.     Payment of Statutory Fees . . . . . . . . . . . . . . . . .  56
     16.2.     Retiree Benefits. . . . . . . . . . . . . . . . . . . . . .  57

     16.3.     Compliance with Tax Requirements. . . . . . . . . . . . . .  57
     16.4.     Recognition of Guarantee Rights . . . . . . . . . . . . . .  57
     16.5.     Transactions on Business Days . . . . . . . . . . . . . . .  58
     16.6.     Notices . . . . . . . . . . . . . . . . . . . . . . . . . .  58
     16.8.     Governing Law . . . . . . . . . . . . . . . . . . . . . . .  60

                           LIST OF EXHIBITS AND SCHEDULES


Schedule 10.1A -    Assumed Executory Contracts and Unexpired Leases
Schedule 10.1B -    Rejected Executory Contracts and Unexpired Leases

Exhibit A      -    Letter Agreement, dated March 30, 1998, among Maurice
                    Bidermann, SAEPIC, Vestar, the Debtors and the Plan
                    Facilitator (among others)
Exhibit B      -    Restructuring Transactions

                     THIRD AMENDED JOINT PLAN OF REORGANIZATION

          The Debtors, at the direction of Timothy R. Coleman, in his capacity as Plan Facilitator appointed pursuant to an order of the Bankruptcy Court (1) dated February 7, 1997, propose the following Third Amended Joint Plan of
Reorganization:


SECTION 1.     DEFINITIONS AND INTERPRETATION

A.   Definitions.

          The following terms used herein shall have the respective meanings defined below:

          1.1. "Adequate Protection Orders" means those certain orders entered on August 3, 1995 and titled Order Further Extending, Authorizing and Restricting Use of BIUSA Cash Collateral and Granting Adequate Protection for Use of Cash Collateral, and Final Order (i) Authorizing Bidermann Industries Corp, et al., to Use BIC Cash Collateral, and (ii) Authorizing and Approving Grant of Adequate Protection to Certain Pre-Petition Lenders.

          1.2. "Administration Expense Claim" means any right to payment constituting a cost or expense of administration of any of the Reorganization Cases allowed under sections 503(b) and 507(a)(1) of the Bankruptcy Code, including, without limitation, any actual and necessary costs and expenses of preserving the estates of the Debtors, any actual and necessary costs and expenses of operating the businesses of the Debtors, any indebtedness or obligations incurred or assumed by the Debtors in Possession in connection with the conduct of their businesses, including, without limitation, for the acquisition or lease of property or an interest in property or the rendition of services, all Allowed Claims against the Debtors entitled to a priority pursuant to section 546(c)(2)(A) of the Bankruptcy Code, any allowances of compensation and reimbursement of expenses to the extent allowed by Final Order under section 330 or 503 of the Bankruptcy Code, and any fees or charges assessed against the estates of the Debtors under section 1930, chapter 123, title 28, United States Code.

          1.3. "Administrative Order" means that certain Order Establishing Budget and Interim Compensation Procedures


(1) All capitalized terms used herein shall have the meanings assigned to them in section 1.A of this Third Amended Joint Plan of Reorganization.

for Certain Court Appointed Professionals dated August 21, 1995, as amended.

          1.4. "Affiliate" means, with reference to any entity, any other entity that, within the meaning of Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended, "controls," is "controlled by" or is under "common control with" such entity.

          1.5. "Affiliate Claims" means all Claims held by an Affiliate of a Debtor, excluding (a) Claims asserted by Maurice Bidermann, and (b) General Unsecured Claims and Administration Expense Claims asserted by RLWW against the Debtors and settled in accordance with section 13.1 hereof.

          1.6. "Allowed" means, with reference to any Claim or Equity Interest,
(a) any Claim or Equity Interest against any Debtor, proof of which was filed within the applicable period of limitation fixed by the Bankruptcy Court in accordance with Rule 3003(c)(3) of the Bankruptcy Rules (i) as to which no objection to the allowance thereof has been interposed within the applicable period of limitation fixed by this Plan of Reorganization, the Bankruptcy Code, the Bankruptcy Rules or a Final Order, or (ii) as to which an objection has been interposed, to the extent such Claim or Equity Interest has been allowed in whole or in part by a Final Order, (b) if no proof of Claim or Equity Interest was so filed, any Claim or Equity Interest against any Debtor which has been listed by such Debtor in its Schedules, as such Schedules may be amended from time to time in accordance with Rule 1009 of the Bankruptcy Rules, as liquidated in amount and not disputed or contingent as to liability, (c) any Claim arising from the recovery of property under section 550 or 553 of the Bankruptcy Code and allowed in accordance with section 502(h) of the Bankruptcy Code or (d) any Claim or Equity Interest allowed hereunder.

          1.7. "Alvarez & Marsal" means Alvarez & Marsal, Inc., or its designated Affiliate.

          1.8. "Ballot" means the form or forms distributed to each holder of an impaired Claim or Equity Interest on which is to be indicated acceptance or rejection of this Plan of Reorganization and any election for treatment of such impaired Claim or Equity Interest under this Plan of Reorganization.

          1.9. "Ballot Date" means the date fixed by the Bankruptcy Court by which all Ballots for acceptance or rejection of this Plan of Reorganization must be received.

          1.10. "Bankruptcy Code" means title 11, United States Code, as applicable to the Reorganization Cases.

          1.11. "Bankruptcy Court" means the United States District Court for the Southern District of New York having jurisdiction over the Reorganization Cases and, to the extent of any reference under section 157, title 28, United States Code, the unit of such District Court under section 151, title 28, United States Code.

          1.12. "Bankruptcy Rules" means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075, title 28, United States Code, and any Local Rules of the Bankruptcy Court, as applicable to the Reorganization Cases.

          1.13. "Bidermann Note" means that certain note payable, dated as of July 1, 1990, made by Maurice Bidermann in favor of BIC, in the original principal amount of $4,489,780.56, together with all interest which has accrued or may hereafter accrue thereon.

          1.14. "BIUSA" means Bidermann Industries U.S.A., Inc., a Delaware corporation.

          1.15. "BIUSA Noteholders" means, at any time of determination, the holders of the BIUSA Notes at such time.

          1.16. "BIUSA Notes" means, collectively, the obligations evidenced by the following: (a) that certain Promissory Note dated as of March 15, 1990 made by Bidermann Industries U.S.A., Inc. in favor of Banque Paribas,
(b) that certain Promissory Note dated as of July 5, 1991 made by Bidermann Industries U.S.A., Inc. in favor of Compagnie de Participations et D'Investissements Holding S.A., (c) notes issued under the Pre-Petition BIUSA Credit Agreement, and (d) notes issued under that certain Term Loan and Preferred Stock Purchase Agreement dated as of July 17, 1993 among Bidermann Industries U.S.A., Inc., Bidermann Industries Corp., Compagnie de Participations et D'Investissements Holding S.A. and Banque Nationale de Paris, together with any amendments, modifications or supplements thereto or replacements thereof.

          1.17. "BIUSA Secured Claims" means any Secured Claim governed by the Pre-Petition BIUSA Credit Agreement and secured by, among other things, a pledge of the issued and outstanding capital stock of CDC, 40.0% of the issued and outstanding capital stock of each of CP-R and GAKM-R, and substantially all of the assets of AFS.

          1.18. "Business Day" means any day other than a Saturday, a Sunday or any other day on which banking institutions in New York, New York are required or authorized to close by law or executive order.

          1.19.     "Cash" means legal tender of the United States of America.


          1.20. "Causes of Action" means, without limitation, any and all actions, causes of action, liabilities, obligations, rights, suits, debts, sums of money, damages, judgments, claims and demands whatsoever, whether known or unknown, in law, equity or otherwise.

          1.21. "Claim" means (a) any right to payment from any of the Debtors, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured, or (b) any right to an equitable remedy for breach of performance if such breach gives rise to a right of payment from any of the Debtors, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured.

          1.22. "Collateral" means any property or interest in property of the estate of any Debtor subject to a Lien to secure the payment or performance of a Claim, which Lien is not subject to avoidance under the Bankruptcy Code.

          1.23. "Confirmation Date" means the date on which the Clerk of the Bankruptcy Court enters the Confirmation Order on its docket.

          1.24. "Confirmation Hearing" means the hearing held by the Bankruptcy Court on confirmation of this Plan of Reorganization, as such hearing may be adjourned or continued from time to time.

          1.25. "Confirmation Order" means the order of the Bankruptcy Court confirming this Plan of Reorganization, in form and substance reasonably acceptable to each of the Plan Facilitator, the Debtors, Vestar, the Institutional Holders and SAEPIC.

          1.26. "Consummation Date" means, as the context may require, either the Vestar Transaction Consummation Date or the Institutional Holders' Conversion Transaction Consummation Date.

          1.27. "Debtor" means each of BIUSA, Bidermann Industries Corp. ("BIC"), Great American Knitting Mills, Inc. ("GAKM"), Arrow Factory Stores Inc. ("AFS"), Arrow Inter-America, Inc. ("AIA"), Old Mission Textiles, Inc. ("OMT"), Cluett, Peabody & Co., Inc. ("CP&C"), GAKM Resources Corporation ("GAKM-R"), Consumer Direct Corporation ("CDC"), MW Warehouse, Inc. ("MWW"), Bidertex Services Inc. ("BTS"), Bidermann Industries Licensing, Inc. ("BIL"), Cluett Peabody Resources Corporation ("CP-R"), Bidermann Tailored Clothing, Inc. ("BTC"), Karl Lagerfeld Womenswear, Inc. ("KLW"), and Cluett Peabody Holding Corp. ("CPHC"), the debtors in Chapter 11 Case Nos. 95 B 43098 through 95 B 43099 (TLB) and 95 B 43101 through 95 B 43114 (TLB), respectively.

          1.28. "Debtor in Possession" means each Debtor in its capacity as a debtor in possession under sections 1107(a) and 1108 of the Bankruptcy Code.

          1.29. "Deficiency Claim" means, with reference to a Claim secured by a Lien against Collateral, an amount equal to the difference of (a) the aggregate amount of such Claim, minus (b) the amount of such Claim that is a Secured Claim; provided that, in the event the class or subclass, as applicable, of which such Claim is a part makes the election under section 1111(b)(2) of the Bankruptcy Code in accordance with Bankruptcy Rule 3014, there shall be no Deficiency Claim relating to such Claim.

          1.30. "Disbursing Agent" means any entity in its capacity as a disbursing agent under section 7.8 hereof.

          1.31. "Disputed Claim" means a Claim against a Debtor to the extent that such Claim is not an Allowed Claim.

          1.32. "Disputed Equity Interest" means an Equity Interest in a Debtor to the extent such Equity Interest is not an Allowed Equity Interest.

          1.33. "Distribution Date" means the Consummation Date and each March 15, June 15, September 15 and December 15 thereafter until the Final Distribution Date.

          1.34. "Employee Administrative Wage Claims" means the Claims of certain employees of CP&C resulting from the agreement of such employees to reduce wages and other benefits during the Chapter 11 cases, as more fully set forth in that certain Memorandum of Understanding between BIC and UNITE, dated May 3, 1996, and approved by the Bankruptcy Court.

          1.35. "Employee Stock Plan" means the employee stock plan, or such other similar plan as may be agreed to by UNITE, to be adopted on the Consummation Date by (a) Reorganized BIUSA or an Affiliate thereof acceptable to Vestar and UNITE if the Vestar Transaction is consummated, or (b) New ARROW if the Institutional Holders' Conversion Transaction is consummated, in either case containing the provisions described in that certain Memorandum of Understanding between BIC and UNITE, dated May 3, 1996, together with such other provisions as may be agreed between the Debtors or Reorganized Debtors, as applicable, and UNITE.

          1.36. "Equity Interest" means any share of common stock or other instrument evidencing a present ownership interest in any of the Debtors, or any option, warrant, or right, contractual or otherwise, to acquire any share of common stock or other instrument evidencing an ownership interest in any of the Debtors, whether or not transferable.

          1.37. "Estimated Claims Schedule" has the meaning assigned to such term in section 7.6(a) hereof.

          1.38. "Existing BIUSA Stockholders' Agreements" means, collectively, (i) that certain Stockholders' Agreement dated as of March 7, 1990 among BIUSA and the other signatories thereto, (ii) that certain Auxiliary Agreement dated as of March 7, 1990 among BIUSA and the other signatories thereto, and (iii) any other document or agreement related to any of the foregoing, each as amended, supplemented or modified prior to the Consummation Date.

          1.39. "Fee Letter" means the letter to be executed by Vestar or the Institutional Holders, as applicable, pursuant to which Vestar or the Institutional Holders, as applicable, agrees to cause the Reorganized Debtors to pay, on the Consummation Date, in Cash, $2,000,000 in the aggregate, of the fees and expenses of the financial and legal advisors to Maurice Bidermann and his Affiliates which are not Debtors.

          1.40. "Final Distribution Date" means the Distribution Date on which the last distribution is made to holders of Allowed Claims and Allowed Equity Interests pursuant to this Plan of Reorganization.

          1.41. "Final Order" means an order or judgment of a court entered by the Clerk of such court on the docket, which has not been reversed, vacated, modified, amended or stayed and as to which (a) the time to appeal, petition for certiorari or move for a new trial, reargument or rehearing has expired and as to which no appeal, petition for certiorari or other proceedings for a new trial, reargument or rehearing shall then be pending, or (b) if an appeal, writ of certiorari, new trial, reargument or rehearing thereof has been sought, such order or judgment shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied or a new trial, reargument or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari or move for a new trial, reargument or rehearing shall have expired; provided, that any such order shall constitute a Final Order for purposes of this Plan of Reorganization notwithstanding the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under state law or the Bankruptcy Rules, may be filed.

          1.42. "General Unsecured Claim" means any Unsecured Claim other than an Affiliate Claim.

          1.43. "Institutional Holders" means, collectively, the BIUSA Noteholders and the holders of the Senior Secured Claims.

          1.44. "Institutional Holders' Conversion Transaction" means, in the event the Vestar Transaction is not consummated on the Consummation Date, the transaction pursuant to which (a) the BIUSA Noteholders and the holders of the Senior Secured Claims will receive distributions on account of their Allowed Claims in the form of New Subordinated Notes and New BIUSA Common Stock, and (b) certain of the Institutional Holders, as New Equity Investors, will purchase 3,850,000 shares of New Preferred Stock, all as more fully described in this Plan of Reorganization.

          1.45. "Institutional Holders' Conversion Transaction Consummation Date" means the first Business Day which is at least twenty (20) days after it is determined by the Debtors (at the direction of the Plan Facilitator) that the Vestar Transaction will not be consummated, and on which the conditions precedent to the occurrence of the Consummation Date, as set forth in sections
11.2 (b) and (c) hereof, shall have been satisfied or waived in accordance with section 11.3 of this Plan of Reorganization, provided however that if a stay of the Confirmation Order is then in effect, the Institutional Holders' Conversion Transaction Consummation Date shall be the first Business Day after such stay is no longer in effect.

          1.46. "Institutional Holders' Conversion Transaction Restructuring Transactions" means the Restructuring Transactions to be effected upon the consummation of the Institutional Holders' Conversion Transaction, as set forth on Exhibit B to this Plan of Reorganization.

          1.47. "Lien" means any charge against or interest in property to secure payment of a debt or performance of an obligation.

          1.48. "Management Investors" means executives of the Debtors (but not Alvarez & Marsal), acceptable to Vestar, who execute Subscription Agreements to purchase New BIUSA Common Stock in connection with the Vestar Transaction.

          1.49. "Merrill Lynch" means Merrill Lynch, Pierce, Fenner & Smith Incorporated.

          1.50. "New ARROW" means the entity to be formed on the Consummation Date in accordance with the Institutional Holders' Conversion Transaction Restructuring Transactions to hold all of the operating assets of CP&C (other than licenses, trademarks, tradenames, other general intangibles, receivables and notes from Cluett Peabody Canada, Inc. and the stock of subsidiaries).

          1.51. "New BIC Term Debt" means the $160,000,000 senior debt facility to be entered into by Reorganized BIC and each of its subsidiaries in connection with the Vestar Transaction, which facility shall be guaranteed by, and secured by a first priority security interest on, all of the assets of the Reorganized Debtors.

          1.52. "New BIUSA Common Stock" means the shares of common stock of Reorganized BIUSA to be issued on the Consummation Date under the Vestar Transaction or the Institutional Holders' Conversion Transaction, as applicable.

          1.53. "New Class A Senior Preferred Stock" means, with respect to the Vestar Transaction, the Class A Senior Preferred Stock to be issued by Reorganized BIUSA (or an Affiliate thereof mutually agreed by Vestar and UNITE) to the Employee Stock Plan on the Consummation Date, which Preferred Stock shall be convertible or exchangeable in the event of a public offering by Reorganized BIUSA or an Affiliate thereof acceptable to UNITE into common stock of Reorganized BIUSA or such Affiliate at the price per share at which shares are offered to the public.

          1.54. "New Class B Preferred Stock" means, with respect to the Vestar Transaction, the Class B Preferred Stock to be issued to Vestar by Reorganized BIUSA or Reorganized BIC to the extent that the gross proceeds of the New Mezzanine Financing are less than $50,000,000, on such terms and conditions acceptable to Vestar in its sole discretion, provided that such preferred stock (i) if issued by Reorganized BIUSA, shall rank junior to the New Class A Senior Preferred Stock (if issued) and senior to the New Class C Junior Preferred Stock, and (ii) shall not have an annual dividend rate in excess of the greater of (A) 12% or (B) the rate which is 2% higher than the interest rate on the New Subordinated Notes.

          1.55. "New Class C Junior Preferred Stock" means, with respect to the Vestar Transaction, the Class C Junior Preferred Stock to be issued by Reorganized BIUSA on the Consummation Date, having an annual dividend rate equal to the greater of (i) 12 1/2% or (ii) the rate which is 2 1/2% higher than the interest rate on the New Subordinated Notes, which dividends shall cumulate at the option of the Board of Directors of Reorganized BIUSA.

          1.56. "New Equity Investment" means (a) in the case of the Vestar Transaction, the equity investment to be made by the New Equity Investors, pursuant to which the New Equity Investors shall purchase (i) the number of shares of New BIUSA Common Stock necessary to result in the New Equity Investors owning 89.9% of the issued and outstanding common stock of Reorganized BIUSA for not less than $31,465,000, (ii) $36,500,000 in New Class C Junior Preferred Stock, and (iii) if necessary, up to $50,000,000 of New Class B Preferred Stock, and (b) in the case of the Institutional Holders' Conversion Transaction, the equity investment to be made by certain of the Institutional Holders, as New Equity Investors, in the aggregate amount of not less than $38,500,000, in consideration for which such Institutional Holders shall receive 3,850,000 shares of New Preferred Stock, in each case pursuant to the terms of a Subscription Agreement between each such New Equity Investor and BIUSA.

          1.57. "New Equity Investment Guarantor" means (a) in connection with the Vestar Transaction, Vestar, and (b) in connection with the Institutional Holders' Conversion Transaction, Merrill Lynch. Pursuant to the terms of its Subscription Agreement, the New Equity Investment Guarantor shall be liable to purchase all or any portion of the New Equity Investment Shares upon the occurrence of any event or circumstance which results in any New Equity Investment Shares remaining unsubscribed or unsold on the Consummation Date.


          1.58. "New Equity Investment Shares" means (a) in connection with the Vestar Transaction, (i) the number of shares of New BIUSA Common Stock necessary to result in the New Equity Investors owning 89.9% of the issued and outstanding common stock of Reorganized BIUSA, (ii) the New Class C Junior Preferred Stock, and (iii) if necessary, the New Class B Preferred Stock to be purchased by the New Equity Investors with the New Equity Investment, and (b) in connection with the Institutional Holders' Conversion Transaction, the 3,850,000 shares of New Preferred Stock to be purchased by certain of the Institutional Holders with the New Equity Investment.

          1.59. "New Equity Investors" means (a) in connection with the Vestar Transaction, Vestar, Alvarez & Marsal, the Management Investors and the Participating BIUSA Noteholders who execute and deliver to the Debtors a Subscription Agreement, and (b) in connection with the Institutional Holders' Conversion Transaction, each Institutional Holder who executes and delivers to the Debtors a Subscription Agreement and the requisite deposit thereunder evidencing its binding commitment to purchase the New Equity Investment Shares set forth on Schedule I thereto.

          1.60. "New Mezzanine Financing" means, in connection with the Vestar Transaction, the preferred stock of Reorganized BIC or senior discount notes of Reorganized BIUSA, having terms and conditions acceptable to Vestar in its sole discretion, which is sold in an offering pursuant to Rule 144A of the Securities Act.

          1.61. "New Preferred Stock" means (a) with respect to the Vestar Transaction, collectively (i) the New Class A Senior Preferred Stock, (ii) the New Class B Preferred Stock, (iii) the New Class C Junior Preferred Stock, and
(iv) to the extent New Mezzanine Financing includes preferred stock, the New Mezzanine Financing, and (b) with respect to the Institutional Holders' Conversion Transaction, the shares of 14.0% Pay-In-Kind Preferred Stock of Reorganized BIUSA having the terms contained in Exhibit I to the Institutional Holders' Subscription Agreement.

          1.62. "New Subordinated Note Indenture" means that certain Trust Indenture to be executed by (a) Reorganized BIC in connection with the Vestar Transaction, or (b) Reorganized BIUSA in connection with the Institutional Holders' Conversion Transaction, and the Indenture Trustee named therein with respect to the issuance of the New Subordinated Notes. The New Subordinated
Note Indenture shall be acceptable in form and substance to the Indenture Trustee and (i) with respect to the Vestar Transaction, to Vestar and the underwriter of the New Subordinated Notes, and (ii) with respect to the Institutional Holders' Conversion Transaction, to the Institutional Holders.

          1.63. "New Subordinated Notes" means those certain Subordinated Notes to be issued by (a) Reorganized BIC in connection with the Vestar Transaction, or (b) Reorganized BIUSA in connection with the Institutional Holders' Conversion Transaction, under the New Subordinated Note Indenture in the aggregate original principal amount of (i) approximately $125,000,000 with respect to the Vestar Transaction, and (ii) approximately $164,500,000 with respect to the Institutional Holders' Conversion Transaction.

          1.64. "New Working Capital Facilities" means, in connection with the Institutional Holders' Conversion Transaction, one or more debt facilities to be entered into by the Reorganized Debtors with one or more financial institutions, effective as of the Consummation Date, to fund the post-Consummation Date working capital requirements of the Reorganized Debtors and, if necessary, make a portion of the distributions to, and fund a portion of the reserves for the benefit of, the holders of Claims and Equity Interests as provided by this Plan of Reorganization.

          1.65. "Old BIUSA Common Stock" means the Equity Interests in BIUSA evidenced by the issued and outstanding shares of common stock of BIUSA as of the date immediately preceding the Consummation Date.

          1.66. "Other Secured Claims" means any Secured Claim not constituting a Senior Secured Claim or a BIUSA Secured Claim.

          1.67. "Participating BIUSA Noteholder" has the meaning assigned to such term in section 4.5(a)(ii)(2)(i) hereof.

          1.68. "Person" means any individual, corporation, general partnership, limited partnership, association, joint stock company, joint venture, estate, trust, unincorporated organization, government, or any political subdivision thereof.

          1.69. "Petition Date" means July 17, 1995, the date on which each of the Debtors filed its voluntary petition for relief under the Bankruptcy Code.

          1.70. "Plan of Reorganization" means this Third Amended Joint Plan of Reorganization, dated March 30, 1998, including, without limitation, the Exhibits and Schedules hereto, as the same may be amended or modified from time to time in accordance with the terms hereof.

          1.71. "Post-Petition Credit Agreement" means that certain $55,000,000 Debtor In Possession Financing and Security Agreement dated as of April 14, 1997, as the same may have been amended, modified and/or extended from time to time in accordance with the terms thereof, among BIC, CP&C and GAKM, as Borrowers, Nationsbank, N.A. (South), as Agent, and the financial institutions party thereto, as Lenders.

          1.72. "Post-Petition Interest Rate" means six percent (6.0%) per annum.

          1.73. "Post-Petition Lenders" has the meaning assigned to such term in section 2.1 hereof.

          1.74. "Pre-Petition BIC Credit Agreement" means, collectively, that certain Credit Agreement dated as of March 14, 1990, as amended and restated as of March 18, 1992, and as the same may have been further amended from time to time in accordance with the terms thereof, among BIC, the lenders named therein, Bank of America NT&SA, as agent, and Banque Nationale de Paris New York Branch and Credit Lyonnais New York Branch as co-agents, and the "Security Documents" referred to therein, as the same may have been amended from time to time in accordance with the terms thereof.

          1.75. "Pre-Petition BIUSA Credit Agreement" means, collectively, that certain Term Loan Agreement dated as of September 24, 1992 among BIUSA, Compagnie de Participations et D'Investissements Holding S.A., Credit Lyonnais, Banque Nationale de Paris, and the other lenders identified in Exhibit A thereto, and the collateral agreements referred to therein, as the same may have been amended from time to time in accordance with the terms thereof.

          1.76. "Priority Non-Tax Claim" means any Claim of a kind specified in section 507(a)(2), (3), (4), (5), (6), (7) or (9) of the
Bankruptcy Code.

          1.77. "Priority Tax Claim" means any Claim of a governmental unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

          1.78. "Proportionate Share" means, with reference to any distribution on account of any Allowed Claim or Allowed Equity Interest in any class or subclass, a distribution equal in amount to the ratio (expressed as a percentage) that the amount of such Allowed Claim or Allowed Equity Interest bears to the aggregate amount of Allowed Claims and Disputed Claims (if any), or Allowed Equity Interests and Disputed Equity Interests (if any) of the same class or subclass.

          1.79. "Reorganized BIUSA Common Stock" means collectively, in connection with the Vestar Transaction and after giving effect to the Vestar Transaction Restructuring Transactions, the Old BIUSA Common Stock (to the extent not redeemed) and the New BIUSA Common Stock.

          1.80. "Releasees" means (a) (i) the Unsecured Creditors' Committee, each of the individual creditor members thereof, each BIUSA Noteholder, each holder of a Senior Secured Claim, Elf Aquitaine, Consortium de Realisation, Credit Lyonnais and Vestar (but, as regards Vestar, only upon consummation of the Vestar Transaction), and (ii) their respective successors, predecessors, assignors, assignees, parents and subsidiaries, (b) all present and former officers, directors, trustees, partners, employees, attorneys, accountants, financial advisors, investment bankers, appraisers, stockholders, affiliates, heirs, receivers, conservators, beneficiaries, executors, administrators, agents and advisors of or to any of the entities identified in clause (a) above, and (c) any Affiliate of any entity specified in clause (a) or (b) above.

          1.81. "Reorganization Cases" means the cases commenced under chapter 11 of the Bankruptcy Code by the Debtors on the Petition Date.

          1.82. "Reorganized" means, with reference to any Debtor, such Debtor or any successor in interest thereto from and after the Consummation Date and after giving effect to the Restructuring Transactions.

          1.83. "Restated Certificate of Incorporation" has the meaning assigned to such term in section 6.4(a) hereof.

          1.84. "Restructuring Transactions" means, as applicable, either the Vestar Transaction Restructuring Transactions or the Institutional Holders' Conversion Transaction Restructuring Transactions.

          1.85. "RLWW" means Ralph Lauren Womenswear, Inc., now named Bidermann Womenswear Corp.

          1.86. "RLWW Plan of Reorganization" means that certain First Amended Chapter 11 Plan of Reorganization for Ralph Lauren Womenswear, Inc., Now Named Bidermann Womenswear Corp. dated as of April 8, 1996, as amended, and as confirmed by order of the Bankruptcy Court dated September 5, 1996.

          1.87. "SAEPIC" means Societe Anonyme d'Etudes et Participations Industrielles et Commerciales.

          1.88. "Schedules" means the schedules of assets and liabilities and the statements of financial affairs filed by the Debtors under section 521 of the Bankruptcy Code and the Official Bankruptcy Forms of the Bankruptcy Rules as such schedules and statements have been or may be supplemented or amended.

          1.89. "Secured Claim" means a Claim secured by a Lien on Collateral to the extent of the value of such Collateral, as determined in accordance with section 506(a) of the Bankruptcy Code or, in the event that such Claim is subject to setoff under section 553 of the Bankruptcy Code, to the extent of such setoff, provided however, that if a class or subclass of Secured Claims timely elects application of Bankruptcy Code section 1111(b)(2), each Claim in such class or subclass shall be treated as a Secured Claim in the full amount thereof.

          1.90. "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

          1.91. "Senior Secured Claim" means any Secured Claim arising under the Pre-Petition BIC Credit Agreement or evidenced by any of the promissory notes issued thereunder.

          1.92. "Shelf Registration Statement" means, in connection with the Institutional Holders' Conversion Transaction, one or more "shelf" registration statement(s) filed by Reorganized BIUSA covering one or more of
(a) the New Subordinated Notes, (b) the New Preferred Stock, and/or (c) the New BIUSA Common Stock, to the extent directed or required pursuant to section 6.5 hereof, on any appropriate form pursuant to the Securities Act or any similar rule that may be adopted by the Securities and Exchange Commission.

          1.93. "Subscription Agreement" means (a) with respect to the Vestar Transaction, one or more Subscription Agreements between or among, as the case may be, the New Equity Investors and BIUSA, in form and substance acceptable to the Debtors (as determined by the Plan Facilitator), pursuant to which such New Equity Investors collectively agree to make the New Equity Investment and Vestar agrees to make the Vestar Transaction Deposit, each as required by the Vestar Transaction, and (b) with respect to the Institutional Holders' Conversion Transaction, a Subscription Agreement between certain Institutional Holders and BIUSA, in form and substance acceptable to the Debtors (as determined by the Plan Facilitator), pursuant to which such Institutional Holders agree to make the New Equity Investment required by the Institutional Holders Conversion Transaction.

          1.94. "Subsidiary Equity Interests" means the Equity Interests in any of the Debtors held by any of the other Debtors.

          1.95. "Supporting Letter of Credit" has the meaning assigned to such term in section 2.1 hereof.

          1.96. "Unsecured Claim" means any Claim against a Debtor that is not an Administration Expense Claim, a Priority Non-Tax Claim, a Priority Tax Claim, an Affiliate Claim or a Secured Claim.

          1.97. "Unsecured Creditors' Committee" means, on and after the date of its organization by the U.S. Trustee, the statutory unsecured creditors' committee appointed in the Reorganization Cases under section 1102 of the Bankruptcy Code, as such Committee may have been reconstituted from time to time.

          1.98.     "UNITE" means Union of Needletrades Industrial Textile
Employees.

          1.99. "U.S. Trustee" means the United States Trustee appointed under section 581, title 28, United States Code to serve in the Southern District of New York.

          1.100. "Vestar" means Vestar Capital Partners III, L.P., or it designated Affiliate.

          1.101. "Vestar Letter Agreement" means that certain letter agreement among Maurice Bidermann, SAEPIC, Vestar, the Debtors and the Plan Facilitator (among others), dated March 30, 1998, a copy of which is annexed to this Plan of Reorganization as Exhibit A.

          1.102. "Vestar Transaction" means the transaction pursuant to which Vestar, individually or as part of a group, will acquire a controlling interest in the Reorganized Debtors, all as more fully set forth in the Vestar Letter Agreement.

          1.103. "Vestar Transaction Consummation Date" means May 20, 1998, or such earlier date as may be agreed to by Vestar. Such date may be extended
(a) at the request of the Debtors (at the direction of the Plan Facilitator) with the consent of Vestar, the Unsecured Creditors' Committee and the Institutional Holders, which consent shall not be unreasonably withheld, or (b) at the request of Vestar, with the consent of the Plan Facilitator, the Unsecured Creditors' Committee and the Institutional Holders, which consent shall not be unreasonably withheld. In no event shall the Vestar Transaction Consummation Date be earlier than the first Business Day after the date on which all conditions precedent to the occurrence of the Consummation Date, as set forth in sections 11.2(a) and (c) hereof, shall have been satisfied or waived in accordance with section 11.3 of this Plan of Reorganization.

          1.104. "Vestar Transaction Deposit" means the $12,000,000 deposit to be made by Vestar in accordance with the terms of, and subject to the conditions set forth in, section 2.1(f) of the Subscription Agreement to which Vestar is a party.

          1.105. "Vestar Transaction Restructuring Transactions" means the Restructuring Transactions to be effected upon the consummation of the Vestar Transaction, as set forth on Exhibit B to this Plan of Reorganization.

B.   Interpretation; Application of
     Definitions and Rules of Construction.

          Unless otherwise specified, all section, schedule or exhibit references in this Plan of Reorganization are to the respective section in, article of, or schedule or exhibit to, this Plan of Reorganization, as the same may be amended, waived, or modified from time to time. The words "herein," "hereof," "hereto," "hereunder," and other words of similar import refer to this Plan of Reorganization as a whole and not to any particular section, subsection or clause contained in this Plan of Reorganization. A term used herein that is not defined herein shall have the meaning assigned to that term in the Bankruptcy Code. The rules of construction contained in section 102 of the Bankruptcy Code shall apply to the construction of this Plan of Reorganization. The headings in this Plan of Reorganization are for convenience of reference only and shall not limit or otherwise affect the provisions hereof.


C.   Exhibits and Schedules.

          All Exhibits and Schedules to this Plan of Reorganization are incorporated into and are a part of this Plan of Reorganization as if set forth in full herein.


SECTION 2.     PROVISIONS FOR PAYMENT OF
               ADMINISTRATION EXPENSE CLAIMS;
               PRIORITY TAX CLAIMS

     2.1. Administration Expense Claims.

          (a) General. Each holder of an Allowed Administration Expense Claim shall be distributed on account of such Administration Expense Claim an amount, in Cash, equal to the amount of such Administration Expense Claim, on the later to occur of (i) the Consummation Date, and (ii) the date on which such Administration Expense Claim becomes an Allowed Claim, except to the extent that any entity entitled to payment of any Administration Expense Claim agrees to a different treatment; provided, however, that (x) Administration Expense Claims representing liabilities incurred in the ordinary course of business by the Debtors in Possession or liabilities arising under loans or advances to or other obligations incurred by the Debtors in Possession, whether or not incurred in the ordinary course of business (other than loans or advances to the Debtors under the Post-Petition Credit Agreement), shall be assumed and paid by the Reorganized Debtors in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing or other documents relating to, such transactions, (y) fees required to be paid pursuant to 28 U.S.C. Section 1930 shall be paid on or before the thirtieth (30th) Business Day after the Debtors' receipt of an invoice therefor, and
(z) outstanding obligations incurred by the Debtors in Possession under the Post-Petition Credit Agreement shall be treated as follows: (A) non-contingent obligations shall be paid in full, in Cash, on the Consummation Date, and
(B) with respect to each contingent obligation evidenced by a letter of credit, on the

Consummation Date, the Reorganized Debtors shall deposit with Nationsbank, N.A., for the ratable benefit of the lenders under the Post-Petition Credit Agreement (the "Post-Petition Lenders"), either (1) a standby letter of credit (a "Supporting Letter of Credit") in form and substance, and issued by a financial institution, satisfactory to the Post-Petition Lenders, in an amount equal to 105% of the greatest amount for which such letter of credit may be drawn, under which Supporting Letter of Credit Nationsbank, N.A. shall be entitled to draw amounts necessary to reimburse itself and the other Post-Petition Lenders for payments made by Nationsbank, N.A. and the other Post-Petition Lenders under such letter of credit or under any reimbursement or guaranty agreement with respect thereto, or (2) deposit cash collateral in an amount equal to 105% of the amount necessary to reimburse Nationsbank, N.A. and the other Post-Petition Lenders for payments made by Nationsbank, N.A. and the other Post-Petition Lenders under such letter of credit or under any reimbursement or guaranty agreement with respect thereto. Such Supporting Letter of Credit or cash collateral shall be held by Nationsbank, N.A. for the benefit of itself and the other Post-Petition Lenders as security for, and to provide for the payment of, the Reimbursement Obligations (as defined in the Post-Petition Credit Agreement). Any cash collateral shall be deposited in the cash collateral account, as defined in the Post-Petition Credit Agreement, and shall be administered in accordance with the provisions of section 4.15 of the Post-Petition Credit Agreement.

          (b) Compensation and Reimbursement Claims. All entities seeking an award by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Consummation Date under sections 503(b)(2), 503(b)(3), 503(b)(4) or 503(b)(5) of the Bankruptcy Code (i) shall file their respective final applications for allowance of compensation for services rendered and reimbursement of expenses incurred by the date that is forty-five (45) days after the Consummation Date (provided however, that the Plan Facilitator, any professionals retained by the Plan Facilitator, Alvarez & Marsal, and Stevens & Lee, P.C. shall have until forty-five days after the entry of an order by the Court discharging the Plan Facilitator from any further duties in these cases to file their respective final applications for allowance of compensation for services rendered and reimbursement for expenses incurred) and, if granted such an award by the Bankruptcy Court, (ii) shall be paid in full in such amounts as are Allowed by the Bankruptcy Court (x) on the date upon which such Administration Expense Claim becomes an Allowed Claim, or (y) upon such other terms as may be mutually agreed upon between such holder of an Allowed Administration Expense Claim and the Debtors or, on and after the Consummation Date, the Reorganized Debtors, provided further, that the Debtors or the Reorganized Debtors, as applicable, shall continue to pay all fees and expenses incurred through the Consummation Date in accordance with the Administrative Order and as otherwise set forth in this Plan of Reorganization.

          (c)  Employee Administrative Wage Claims.

          (i) All Allowed Employee Administrative Wage Claims shall be satisfied by the creation and initial funding of the Employee Stock Plan.

          (ii) If the Employee Stock Plan shall not be consummated, each holder of an Allowed Employee Administrative Wage Claim shall be distributed on account of such Employee Administrative Wage Claim an amount, in Cash, equal to the amount of such Allowed Employee Administrative Wage Claim, on the later to occur of (x) the Consummation Date, and (y) the date on which such Employee Administrative Wage Claim becomes an Allowed Claim.

          (iii) In the event that the Debtors shall be legally prohibited from funding the Employee Stock Plan in the full amount of the Allowed Employee Administrative Wage Claims on the Consummation Date, then the Allowed Employee Administrative Wage Claims shall be satisfied by (x) the creation and funding of the Employee Stock Plan to the extent legally permitted, and (y) the distribution to each holder of an Allowed Employee Administrative Wage Claim of an amount, in Cash, equal to the amount of such Allowed Employee Administrative Wage Claim remaining unsatisfied after taking into account all contributions made to the Employee Stock Plan on account of such Allowed Claim on the Consummation Date, on the later to occur of (A) the Consummation Date, and
(B) the date on which such Employee Administrative Wage Claim becomes an Allowed Claim.

     2.2. Priority Tax Claims.

          Each holder of an Allowed Priority Tax Claim shall be distributed on account of such Allowed Priority Tax Claim, at the option of the Debtors or, on and after the Consummation Date, the Reorganized Debtors, either (a) a payment, in Cash, equal to the amount of such Allowed Priority Tax Claim, together with interest thereon from the Petition Date through the Consummation Date at the Post-Petition Interest Rate, on the later to occur of (i) the Consummation Date, and (ii) the date on which such Priority Tax Claim becomes an Allowed Claim, or (b) annual Cash payments commencing on the later to occur of the Consummation Date and the date on which such Priority Tax Claim becomes an Allowed Claim, over a period not exceeding six (6) years after the date of assessment of such Allowed Priority Tax Claim, together with interest (payable quarterly in arrears) on the unpaid balance of such Allowed Priority Tax Claim at the Post-Petition Interest

Rate. Allowed Priority Tax Claims may be prepaid, at any time, without penalty.


SECTION 3.     CLASSIFICATION OF CLAIMS
               AND EQUITY INTERESTS

          Claims against and Equity Interests in the Debtors are divided into the following classes:

Class 1  - Priority Non-Tax Claims

Class 2  - Senior Secured Claims

Class 3  - BIUSA Secured Claims

     Subclass 3A - Bidermann Industries U.S.A., Inc.
     Subclass 3B - Consumer Direct Corporation
     Subclass 3C - Arrow Factory Stores, Inc.

Class 4  - Other Secured Claims

     Subclass 4A - Bidermann Industries U.S.A., Inc.
     Subclass 4B - Bidermann Industries Corp.
     Subclass 4C - Arrow Factory Stores Inc.
     Subclass 4D - Arrow Inter-America, Inc.
     Subclass 4E - Bidermann Industries Licensing, Inc.
     Subclass 4F - Bidermann Tailored Clothing, Inc.
     Subclass 4G - Bidertex Services Inc.
     Subclass 4H - Cluett Peabody Holding Corp.
     Subclass 4I - Cluett Peabody Resources Corporation
     Subclass 4J - Cluett, Peabody & Co., Inc.
     Subclass 4K - Consumer Direct Corporation
     Subclass 4L - GAKM Resources Corporation
     Subclass 4M - Great American Knitting Mills, Inc.
     Subclass 4N - Karl Lagerfeld Womenswear, Inc.
     Subclass 4O - MW Warehouse, Inc.
     Subclass 4P - Old Mission Textiles, Inc.

Class 5  - General Unsecured Claims

     Subclass 5A - Bidermann Industries U.S.A., Inc.
          Subclass 5A1 - BIUSA: Non-BIUSA Note Claims
          Subclass 5A2 - BIUSA: BIUSA Note Claims
     Subclass 5B - Bidermann Industries Corp.
     Subclass 5C - Arrow Factory Stores Inc.
     Subclass 5D - Arrow Inter-America, Inc.
     Subclass 5E - Bidermann Industries Licensing, Inc.
     Subclass 5F - Bidermann Tailored Clothing, Inc.
     Subclass 5G - Bidertex Services Inc.
     Subclass 5H - Cluett Peabody Holding Corp.

     Subclass 5I - Cluett Peabody Resources Corporation
     Subclass 5J - Cluett, Peabody & Co. Inc.
     Subclass 5K - Consumer Direct Corporation
     Subclass 5L - GAKM Resources Corporation
     Subclass 5M - Great American Knitting Mills, Inc.
     Subclass 5N - Karl Lagerfeld Womenswear, Inc.
     Subclass 5O - MW Warehouse, Inc.
     Subclass 5P - Old Mission Textiles, Inc.

Class 6  - Affiliate Claims

     Subclass 6A - Bidermann Industries U.S.A., Inc.
     Subclass 6B - Bidermann Industries Corp.
     Subclass 6C - Arrow Factory Stores Inc.
     Subclass 6D - Arrow Inter-America, Inc.
     Subclass 6E - Bidermann Industries Licensing, Inc.
     Subclass 6F - Bidermann Tailored Clothing, Inc.
     Subclass 6G - Bidertex Services Inc.
     Subclass 6H - Cluett Peabody Holding Corp.
     Subclass 6I - Cluett Peabody Resources Corporation
     Subclass 6J - Cluett, Peabody & Co. Inc.
     Subclass 6K - Consumer Direct Corporation
     Subclass 6L - GAKM Resources Corporation
     Subclass 6M - Great American Knitting Mills, Inc.
     Subclass 6N - Karl Lagerfeld Womenswear, Inc.
     Subclass 6O - MW Warehouse, Inc.
     Subclass 6P - Old Mission Textiles, Inc.

Class 7 - Equity Interests

     Subclass 7A - Old Bidermann Industries U.S.A., Inc.
                  Common Stock
     Subclass 7B - Bidermann Industries U.S.A., Inc.
                  Other Equity Interests
     Subclass 7C - Subsidiary Equity Interests


SECTION 4.     PROVISIONS FOR TREATMENT OF CLAIMS
               AND EQUITY INTERESTS UNDER THE PLAN

     4.1. Priority Non-Tax Claims (Class 1).

          Each holder of an Allowed Priority Non-Tax Claim shall be distributed on account of such Allowed Priority Non-Tax Claim a payment, in Cash, equal to the amount of its Allowed Priority Non-Tax Claim, on the later to occur of (a) the Consummation Date, and (b) the date on which such Priority Non-Tax Claim becomes an Allowed Claim, together with interest thereon from the Petition Date through the Consummation Date at the Post-Petition Interest Rate.

     4.2. Senior Secured Claims (Class 2).

          (a) Allowance of Senior Secured Claims. The Senior Secured Claims are hereby allowed in the aggregate amount of $153,776,786.86 as of March 31, 1998, such amount to be subject to adjustment to give effect to (i) the continuing accrual of interest thereon from April 1, 1998 to (but not including) the Consummation Date at the floating annual rate provided in section 2.09 of the Pre-Petition BIC Credit Agreement, (ii) the application of adequate protection payments which may be made from and after April 1, 1998 and prior to the Consummation Date under the Adequate Protection Orders, and (iii) $1,000,000 to reimburse the Senior Secured Lenders for certain fees and expenses incurred by them and not reimbursed by the Debtors pursuant to the Adequate Protection Orders. No other fees or expenses of the Senior Secured Lenders shall be paid by the Debtors or the Reorganized Debtors pursuant to this Plan of Reorganization or otherwise including, without limitation, pursuant to an application made under section 503(b) of the Bankruptcy Code.

          (b)  Treatment of Senior Secured Claims.

               (i) Vestar Transaction. If the Vestar Transaction is consummated, each holder of an Allowed Senior Secured Claim shall, in accordance with the Restructuring Transactions, be distributed on account of such Allowed Senior Secured Claim on the Consummation Date a payment, in Cash, an amount equal to its Proportionate Share of such Allowed Claim, calculated in accordance with section 4.2(a) of this Plan of Reorganization.

               (ii) Institutional Holders' Conversion Transaction.    If the
Vestar Transaction is not consummated and the Institutional Holders' Conversion Transaction is consummated, on the Consummation Date, each holder of an Allowed Senior Secured Claim shall, in accordance with the Restructuring Transactions, be distributed on account of such Allowed Senior Secured Claim its Proportionate Share of (i) $111,354,440 in aggregate original principal amount of New Subordinated Notes and (ii) 4,164,556 shares of New BIUSA Common Stock. In addition, on the Consummation Date, the Debtors shall distribute to the holders of the Allowed Senior Secured Claims, in Cash, an amount equal to the amount by which the Allowed Senior Secured Claim (calculated in accordance with section 4.2(a) of this Plan of Reorganization) exceeds $153,000,000, including the reasonable fees, expenses and other charges arising prior to the Consummation Date and payable by the Debtors pursuant to the Pre-Petition BIC Credit Agreement, to the extent such fees, expenses and other charges constitute a portion of the Allowed Senior

Secured Claims in accordance with section 506(b) of the Bankruptcy Code.

          (c) Related Matters. On the Consummation Date, the Reorganized Debtors shall, at their option, either (i) cause all letters of credit issued and outstanding under the Pre-Petition BIC Credit Agreement to be surrendered to the Senior Lender Agent, (ii) provide the Senior Lender Agent with cash collateral equal to 105% of the face amount of any issued and outstanding letter of credit not surrendered, together with the right to apply such cash collateral to satisfy any reimbursement obligation of any Debtor upon the occurrence of any draw under any such letter of credit, or (iii) cause the issuance to the Senior Lender Agent of one or more back to back letters of credit issued by financial institutions, and in form and substance, reasonably acceptable to the Senior Lender Agent permitting a draw thereunder upon any draw under any corresponding letter of credit issued by the Senior Lender Agent.

     4.3. BIUSA Secured Claims (Class 3).

          (a) BIUSA (Subclass 3A). The BIUSA Secured Claims shall be Allowed against BIUSA in the amount of $0, representing the value of the issued and outstanding shares of common stock of CDC owned by BIUSA and subject to the Lien of the holders of the Allowed Claims in Subclass 3A (BIUSA) of Class 3.

          (b) CDC (Subclass 3B). The BIUSA Secured Claims shall be Allowed against CDC in the amount of $2,000,000, representing the value of the issued and outstanding shares of common stock of GAKM-R and CP-R owned by CDC and subject to the Lien of the holders of the Allowed Claims in Subclass 3B (CDC) of Class 3.

          (c) AFS (Subclass 3C). The BIUSA Secured Claims shall be Allowed against AFS in the amount of $3,000,000, representing the value of the assets of AFS subject to the Lien of the holders of the Allowed Claims in Subclass 3C
(AFS) of Class 3.


          (d) Treatment of BIUSA Secured Claims. The BIUSA Secured Claims shall be treated as part of the BIUSA Note Claims in Subclass 5A2 of Class 5 (General Unsecured Claims) in accordance with section 4.5(a)(ii) of this Plan of Reorganization.

     4.4. Other Secured Claims (Class 4).

          Each Allowed Other Secured Claim in each subclass of Class 4 shall, at the option of the applicable Debtor, either (a) be made unimpaired in accordance with section 1124(2) of the Bankruptcy Code, (b) be distributed on account of such Other Secured Claim a payment, in Cash, in an amount equal to the amount of such Allowed Other Secured Claim, together with interest from the Petition Date through the Consummation Date at the rate set forth in any agreements governing, instruments evidencing or other documents relating to such Other Secured Claim, or if no interest rate is set forth therein, at the Post-Petition Interest Rate, up to the value of the Collateral securing such Allowed Other Secured Claim, or (c) be distributed on account of such Allowed Other Secured Claim the Collateral securing such Claim, such distributions to be made in the case of (b) and (c), above, on the later to occur of (i) the Consummation Date, and (ii) the date on which such Other Secured Claim becomes an Allowed Claim.

     4.5. General Unsecured Claims (Class 5).

          (a)  BIUSA (Subclass 5A).

               (i)  Non-BIUSA Note Claims (Subclass 5A1).

               (1) Treatment. Each holder of an Allowed General Unsecured Claim in Subclass 5A1 (BIUSA: Non-BIUSA Note Claims) of Class 5 shall, in accordance with the Restructuring Transactions, be distributed on account of such Allowed General Unsecured Claim a payment, in Cash, in an amount equal to the amount of such Allowed Claim, on the later to occur of (x) the Consummation Date, and (y) the date on which such General Unsecured Claim in Subclass 5A1 (BIUSA: Non-BIUSA Note Claims) of Class 5 becomes an Allowed Claim.

               (ii) BIUSA Note Claims (Subclass 5A2).

               (1) Allowance of BIUSA Note Claims. The BIUSA Note Claims are hereby allowed in the aggregate amount of $145,772,833 as of March 31, 1998, such amount to be subject to adjustment to give effect to the continuing accrual of interest thereon from April 1, 1998 to (but not including) the Consummation Date, calculated at the rates, and in the manner, set forth in the BIUSA Notes, provided that in no event shall any default rate of interest be used in such calculation, and provided further, that for purposes of the 1991 BIUSA Note, the rate of interest to be used in such calculation shall be the floating rate of interest applicable to Revolving Credit Loans under section
2.08 of the Pre-Petition BIC Credit Agreement as in effect from time to time.

               (2)  Treatment of BIUSA Note Claims.

                    i) Vestar Transaction. If the Vestar Transaction is consummated, on the Consummation Date, each holder of an Allowed BIUSA Note Claim in Subclass 5A2 (BIUSA: BIUSA Note Claims) of Class 5 shall, in accordance with the Restructuring Transactions, be distributed on account of such Allowed BIUSA Note Claim a payment, in Cash, in an amount equal to the amount of such Allowed Claim, calculated in accordance with section 4.5(a)(ii)(1) of this Plan of Reorganization. Each holder of an Allowed BIUSA Note Claim in Subclass 5A2 (BIUSA: BIUSA Note Claims) of Class 5 shall have the right to subscribe for up to 20% of each of the New BIUSA Common Stock, $36,500,000 in New Class C Junior Preferred Stock and, if issued, New Class B Preferred Stock, which Vestar is obligated to purchase (such right to be exercised for equal percentage interests in each such class of common or preferred stock which Vestar purchases) (each such holder of a BIUSA Note Claim who elects such a right, a "Participating BIUSA Noteholder"). Such right must be exercised irrevocably by such holder of an Allowed BIUSA Note Claim no later than April 15, 1998 by executing and delivering to the Debtors (with a copy to Vestar) (A) a Subscription Agreement substantially in the form of the Subscription Agreement executed by Vestar (and having annexed thereto the same exhibits attached to the Subscription Agreement executed by Vestar) and otherwise satisfactory to the Debtors and the Plan Facilitator, and (B) a stockholders' agreement substantially in the form annexed to the Vestar Subscription Agreement and in form and substance acceptable to Vestar. The exercise of such right shall relieve Vestar of its rights and obligations referred to in sections 6.2(a)(i) and 11.2(a)(ii) hereof to purchase such portion of each such class of capital stock.

                    ii) Institutional Holders' Conversion Transaction. If the Vestar Transaction is not consummated and the Institutional Holders' Conversion Transaction is consummated, on the Consummation Date, each holder of an Allowed General Unsecured Claim in Subclass 5A2 (BIUSA: BIUSA Note Claims) of Class 5 shall, in accordance with the Restructuring Transactions, be distributed on account of such Allowed General Unsecured Claim, on the Consummation Date, its Proportionate Share of (i) $38,645,560 in aggregate original principal amount of New Subordinated Notes, and (ii) 10,485,444 shares of New BIUSA Common Stock.

          (b) BIC (Subclass 5B). Each holder of an Allowed General Unsecured Claim in Subclass 5B (BIC) of Class 5 shall, in accordance with the Restructuring Transactions, be distributed on account of such Allowed General Unsecured Claim a payment, in Cash, in an amount equal to the amount of such Allowed Claim, on the later to occur of (i) the Consummation Date and (ii) the date on which such General Unsecured Claim in Subclass 5B (BIC) of Class 5 becomes an Allowed Claim.

          (c) AFS (Subclass 5C). Each holder of an Allowed General Unsecured Claim in Subclass 5C (AFS) of Class 5 shall, in accordance with the Restructuring Transactions, be distributed on account of such Allowed General Unsecured Claim a payment, in Cash, in an amount equal to the amount of such Allowed Claim, on the later to occur of (i) the Consummation Date and (ii) the date on which such General Unsecured Claim in Subclass 5C (AFS) of Class 5 becomes an Allowed Claim.

          (d) AIA (Subclass 5D). Each holder of an Allowed General Unsecured Claim in Subclass 5D (AIA) of Class 5 shall, in accordance with the Restructuring Transactions, be distributed on account of such Allowed General Unsecured Claim a payment, in Cash, in an amount equal to the amount of such Allowed Claim, on the later to occur of (i) the Consummation Date and (ii) the date on which such General Unsecured Claim in Subclass 5D (AIA) of Class 5 becomes an Allowed Claim.

          (e) BIL (Subclass 5E). Each holder of an Allowed General Unsecured Claim in Subclass 5E (BIL) of Class 5 shall, in accordance with the Restructuring Transactions, be distributed on account of such Allowed General Unsecured Claim a payment, in Cash, in an amount equal to the amount of such Allowed Claim, on the later to occur of (i) the Consummation Date, and (ii) the date on which such General Unsecured Claim in Subclass 5E (BIL) of Class 5 becomes an Allowed Claim.

          (f) BTC (Subclass 5F). Each holder of an Allowed General Unsecured Claim in Subclass 5F (BTC) of Class 5 shall, in accordance with the Restructuring Transactions, be distributed on account of such Allowed General Unsecured Claim a payment, in Cash, in an amount equal to the amount of such Allowed Claim, on the later to occur of (i) the Consummation Date, and (ii) the date on which such General Unsecured Claim in Subclass 5F (BTC) of Class 5 becomes an Allowed Claim.

          (g) BTS (Subclass 5G). Each holder of an Allowed General Unsecured Claim in Subclass 5G (BTS) of Class 5 shall, in accordance with the Restructuring Transactions, be distributed on account of such Allowed General Unsecured Claim a payment, in Cash, in an amount equal to the amount of such Allowed Claim, on the later to occur of (i) the Consummation Date, and (ii) the date on which such General Unsecured Claim in Subclass 5G (BTC) of Class 5 becomes an Allowed Claim.

          (h) CPHC (Subclass 5H). Each holder of an Allowed General Unsecured Claim in Subclass 5H (CPHC) of Class 5 shall, in accordance with the Restructuring Transactions, be distributed on account of such Allowed General Unsecured Claim a payment, in Cash, in an amount equal to the amount of such Allowed Claim, on the later to occur of
(i) the Consummation Date, and (ii) the date on which such General Unsecured Claim in Subclass 5H (CPHC) of Class 5 becomes an Allowed Claim.

          (i) CP-R (Subclass 5I). Each holder of an Allowed General Unsecured Claim in Subclass 5I (CP-R) of Class 5 shall, in accordance with the Restructuring Transactions, be distributed on account of such Allowed General Unsecured Claim a payment, in Cash, in an amount equal to the amount of such Allowed Claim, on the later to occur of (i) the Consummation Date, and (ii) the date on which such General Unsecured Claim in Subclass 5I (CP-R) of Class 5 becomes an Allowed Claim.

          (j) CP&C (Subclass 5J). Each holder of an Allowed General Unsecured Claim in Subclass 5J (CP&C) of Class 5 shall, in accordance with the Restructuring Transactions, be distributed on account of such Allowed General Unsecured Claim a payment, in Cash, in an amount equal to the amount of such Allowed Claim, on the later to occur of (i) the Consummation Date, and (ii) the date on which such General Unsecured Claim in Subclass 5J (CP&C) of Class 5 becomes an Allowed Claim.

          (k) CDC (Subclass 5K). Subject to the provisions of section 13.2 hereof, each holder of an Allowed General Unsecured Claim in Subclass 5K (CDC) of Class 5 shall, in accordance with the Restructuring Transactions, be distributed on account of such Allowed General Unsecured Claim a payment, in Cash, in an amount equal to the amount of such Allowed Claim, on the later to occur of (i) the Consummation Date, and (ii) the date on which such General Unsecured Claim in Subclass 5K (CDC) of Class 5 becomes an Allowed Claim.

          (l) GAKM-R (Subclass 5L). Each holder of an Allowed General Unsecured Claim in Subclass 5L (GAKM-R) of Class 5 shall, in accordance with the Restructuring Transactions, be distributed on account of such Allowed General Unsecured Claim a payment, in Cash, in an amount equal to the amount of such Allowed Claim, on the later to occur of (i) the Consummation Date, and
(ii) the date on which such General Unsecured Claim in Subclass 5L (GAKM-R) of Class 5 becomes an Allowed Claim.

          (m) GAKM (Subclass 5M). Each holder of an Allowed General Unsecured Claim in Subclass 5M (GAKM) of Class 5 shall, in accordance with the Restructuring Transactions, be distributed on account of such Allowed General Unsecured Claim a payment, in Cash, in an amount equal to the amount of such Allowed Claim, on the later to occur of (i) the Consummation Date, and (ii) the date on which such General Unsecured Claim in Subclass 5M (GAKM) of Class 5 becomes an Allowed Claim.

          (n) KLW (Subclass 5N). Each holder of an Allowed General Unsecured Claim in Subclass 5N (KLW) of Class 5 shall, in accordance with the Restructuring Transactions, be distributed on account of such Allowed General Unsecured Claim a payment, in Cash, in an amount equal to the amount of such Allowed Claim, on the later to occur of (i) the Consummation Date, and (ii) the date on which such General Unsecured Claim in Subclass 5N (KLW) of Class 5 become an Allowed Claim.

          (o) MWW (Subclass 5O). Each holder of an Allowed General Unsecured Claim in Subclass 5O (MWW) of Class 5 shall, in accordance with the Restructuring Transactions, be distributed on account of such Allowed General Unsecured Claim a payment, in Cash, in an amount equal to the amount of such Allowed Claim, on the later to occur of (i) the Consummation Date, and (ii) the date on which such General Unsecured Claim in Subclass 5O (MWW) of Class 5 become an Allowed Claim.

          (p) OMT (Subclass 5P). Each holder of an Allowed General Unsecured Claim in Subclass 5P (OMT) of Class 5 shall, in accordance with the Restructuring Transactions, be distributed on account of such Allowed General Unsecured Claim a payment, in Cash, in an amount equal to the amount of such Allowed Claim, on the later to occur of (i) the Consummation Date, and (ii) the date on which such General Unsecured Claim in Subclass 5P (OMT) of Class 5 become an Allowed Claim.

          (q) Post-Petition Interest. In addition to the distributions to be made to holders of Allowed General Unsecured Claims as set forth in sections 4.5(a) through 4.5(p) of this Plan of Reorganization, each holder of an Allowed General Unsecured Claim in any Subclass of Class 5 (General Unsecured Claims), other than Subclass 5A2 (BIUSA: BIUSA Note Claims), shall be distributed, on account of such Allowed Claim, interest on such Allowed Claim calculated at the Post-Petition Interest Rate from the Petition Date through the Consummation Date. If the Vestar Transaction is consummated, the holders of the Allowed BIUSA Note Claims in Subclass 5A2 shall receive interest on such Claims calculated in accordance with section 4.5(a)(ii)(1) of this Plan of Reorganization. If the Vestar Transaction is not consummated and the Institutional Holders' Conversion Transaction is consummated, the holders of the Allowed BIUSA Note Claims shall receive interest on such Claims up to the value of the distributions to be made to the holders of such claims, as set forth in section 4.5(a)(ii)(2) of this Plan of Reorganization.

     4.6. Affiliate Claims (Class 6).

          On the Consummation Date, each Affiliate Claim shall, at the option of the Debtors or the Reorganized Debtors, either (a) be extinguished by contribution to capital, distribution on account of Equity Interests or otherwise as determined by the Debtors or Reorganized Debtors in a manner that will not give rise to gain or income for Federal or state income tax purposes, and the holders of such Claims shall not receive or retain any property on account thereof, or (b) continue in full force and effect beyond the Consummation Date. Each of the Debtors hereby consents, on behalf of itself and its non-Debtor subsidiaries, if any, to such treatment.

     4.7. Equity Interests (Class 7).

          (a)  Old BIUSA Common Stock (Subclass 7A).

               (i) Vestar Transaction. If the Vestar Transaction is consummated, in accordance with the Restructuring Transactions on the later to occur of (i) the Consummation Date, and (ii) the date on which such Equity Interest in Subclass 7A (Old BIUSA Common Stock) of Class 7 becomes an Allowed Equity Interest, and upon compliance with the provisions of section 7.2 hereof, the Reorganized Debtors shall (A) redeem 89.9% of each holders' Old BIUSA Common Stock for a Proportionate Share of $13,000,000 in aggregate original principal amount of New Subordinated Notes, and (B) issue a new share certificate to such holder evidencing retention of its remaining 10.1% of such Equity Interest. After issuance of the New BIUSA Common Stock, the Old BIUSA Common Stock shall represent 10.1% of the Reorganized BIUSA Common Stock.

               (ii) Institutional Holders' Conversion Transaction. If the Vestar Transaction is not consummated and the Institutional Holders' Conversion Transaction is consummated, each holder of an Allowed Equity Interest in Subclass 7A (Old BIUSA Common Stock) of Class 7 shall, in accordance with the Restructuring Transactions, be distributed on the later to occur of (i) the Consummation Date, and (ii) the date on which such Equity Interest in Subclass 7A (Old BIUSA Common Stock) of Class 7 becomes an Allowed Equity Interest, a Proportionate Share of $14,500,000, either in Cash or, at the option of the Plan Facilitator after consultation with the Institutional Holders, in aggregate original principal amount of New Subordinated Notes, or some combination thereof. All holders of Allowed Equity Interests in Subclass 7A will receive the same percentage of Cash and New Senior Subordinated Notes.

          (b) BIUSA Other Equity Interests (Subclass 7B). On the Consummation Date, each Equity Interest in BIUSA not evidenced by Old BIUSA Common Stock shall, in accordance with the Restructuring Transactions, be extinguished, and the holders thereof shall not receive or retain any property on account

          (c) Subsidiary Equity Interests (Subclass 7C). On the Consummation Date, each holder of an Allowed Subsidiary Equity Interest shall be treated in accordance with the Restructuring Transactions. Each of the Debtors hereby consents, on behalf of itself and its non-Debtor subsidiaries, if any, to such treatment.


SECTION 5.     IDENTIFICATION OF CLASSES OF CLAIMS
               AND INTERESTS IMPAIRED AND NOT
               IMPAIRED UNDER THE PLAN; ACCEPTANCE
               OR REJECTION OF THE PLAN

     5.1. Holders of Claims and Equity Interests
          Entitled to Vote.

          Each of Class 1 (Priority Non-Tax Claims), Class 2 (Senior Secured Claims), Class 3 (BIUSA Secured Claims), Class 5 (General Unsecured Claims), and Subclass 7A (Old BIUSA Common Stock) of Class 7 and, as applicable, any subclass thereof, are impaired hereunder, and the holders of Claims or Equity Interests in such classes and, as applicable, any subclass thereof, are entitled to vote on this Plan of Reorganization.

          Class 4 (Other Secured Claims) and Subclass 7C (Subsidiary Equity Interests) of Class 7 are unimpaired hereunder, and the holders of Claims in such Class 4 or Subclass 7C are conclusively presumed under section 1126(f) of the Bankruptcy Code to have accepted this Plan of Reorganization and, accordingly, are not required to vote on this Plan of Reorganization.

          Holders of Allowed Claims in Class 6 (Affiliate Claims) and Allowed Equity Interests in Subclass 7B (BIUSA Other Equity Interests) of Class 7 will not receive or retain any property on account thereof, and are conclusively presumed under section 1126(g) of the Bankruptcy Code to have rejected this Plan of Reorganization.

          If a controversy arises as to whether any Claims or Equity Interests, or any class or subclass of Claims or class or subclass of Equity Interests, is impaired or unimpaired under this Plan of Reorganization, such class or subclass shall be treated as specified in this Plan of Reorganization unless the Bankruptcy Court shall otherwise determine such controversy upon the motion of the party challenging the characterization of a particular Claim or Equity Interest under this Plan of Reorganization.

          Each holder of an Allowed Claim or an Allowed Equity Interest in an impaired class or subclass of Claims against or

Equity Interests in any Debtor that is entitled to vote shall be entitled to vote separately to accept or reject this Plan of Reorganization as provided in the order entered by the Bankruptcy Court governing the voting and balloting procedures applicable to this Plan of Reorganization. For purposes of calculating the number of Allowed Claims that have voted to accept or reject this Plan of Reorganization under section 1126(c) of the Bankruptcy Code, all Allowed Claims in any class or subclass thereof held by any entity or any Affiliate thereof shall be aggregated and treated as one Allowed Claim.

     5.2. Subtraction and Addition of Classes and Subclasses.

          (a) Deletion of Classes and Subclasses. Any class or subclass of Claims that does not contain as an element thereof an Allowed Claim or a Claim temporarily allowed under Bankruptcy Rule 3018 as of the date of the commencement of the Confirmation Hearing shall be deemed deleted from this Plan of Reorganization for purposes of voting to accept or reject this Plan of Reorganization and for purposes of determining acceptance or rejection of this Plan of Reorganization by such class or subclass under section 1129(a)(8) of the Bankruptcy Code.

          (b) Addition of Classes and Subclasses. In the event that any subclass of Class 4 (Other Secured Claims) would contain as elements thereof two or more Secured Claims collateralized by different properties or interests in property or collateralized by Liens against the same property or interest in property having different priority, such Claims shall be divided into separate subclasses of such subclass of Class 4 (Other Secured Claims) for purposes of voting to accept or reject this Plan of Reorganization and for purposes of determining acceptance or rejection of this Plan of Reorganization by such class or subclass under section 1129(a)(8) of the Bankruptcy Code.

     5.3. Nonconsensual Confirmation.

          Pursuant to section 1126(g) of the Bankruptcy Code, the holders of Allowed Claims in Class 6 (Affiliate Claims) and Allowed Equity Interests in Subclass 7B (BIUSA Other Equity Interests) of Class 7 are conclusively presumed to have rejected this Plan of Reorganization. Accordingly, this Plan of Reorganization shall constitute a motion by the Debtors to confirm this Plan of Reorganization pursuant to section 1129(b) of the Bankruptcy Code.

5.4. Revocation of Plan of Reorganization.

          The Debtors, at the direction of the Plan Facilitator, reserve the right to revoke and withdraw this Plan of Reorganization as to any or all Debtors at any time prior to entry of the Confirmation Order. In the event that this Plan of Reorganization is so revoked or withdrawn as to any or all Debtors, then this Plan of Reorganization shall be deemed null and void as it relates to each such Debtor.


SECTION 6.     MEANS OF IMPLEMENTATION

     6.1. Implementation.

          The principal means for implementing this Plan of Reorganization shall be the Vestar Transaction. In the event the conditions precedent to confirmation set forth in section 11.1(a) of this Plan of Reorganization are not met (which are the conditions precedent to the Vestar Transaction) or, if such conditions precedent have been met but the conditions precedent to consummation set forth in section 11.2(a) have not been satisfied or waived in accordance with section 11.3 hereof, then (assuming the conditions precedent to confirmation set forth in section 11.1(b) hereof have been met and the conditions precedent to consummation set forth in section 11.2(b) have been satisfied or waived in accordance with section 11.3) this Plan of Reorganization shall be implemented pursuant to the Institutional Holders' Conversion Transaction.

     6.2. Sources of Funds.

          (a)  New Equity Investment.

               (i) Vestar Transaction. If the Vestar Transaction is consummated, on the Consummation Date, Reorganized BIUSA will sell to the New Equity Investors pursuant to the Subscription Agreements (x) the number of shares of New BIUSA Common Stock necessary to result in the New Equity Investors owning 89.9% of the issued and outstanding common stock of Reorganized BIUSA, and (y) the New Class C Junior Preferred Stock, for aggregate Cash proceeds of not less than $67,965,000. In addition, on the Consummation Date, the Reorganized Debtors shall receive the proceeds of (i) the New Mezzanine Financing and/or the New Class B Preferred Stock, (ii) the New BIC Term Debt, and (iii) the New Subordinated Notes (but exclusive of the $13,000,000 of the New Subordinated Notes being issued to the holders of Equity Interests in Subclass 7A (Old BIUSA Common Stock) of Class 7 in redemption of 89.9% of their Old BIUSA Common Stock), aggregating, together with the New Equity

Investment (exclusive of New Class B Preferred Stock), not less than approximately $389,965,000.

               (ii) Institutional Holders' Conversion Transaction. If the Vestar Transaction is not consummated, on the Consummation Date, Reorganized BIUSA shall sell to the New Equity Investors the New Equity Investment Shares pursuant to the Subscription Agreements for aggregate Cash proceeds of $38,500,000. In addition, to the extent necessary or desirable, the Reorganized Debtors shall borrow under the New Working Capital Facilities such amounts as may be necessary so that, when combined with the actual Cash proceeds received as a result of the transactions described in section 6.2(a)(ii) of this Plan of Reorganization, all distributions to be made, and reserves to be established, on the Consummation Date, can be made or established.

     6.3. Restructuring Transactions.

          The Restructuring Transactions shall be effected in the order and manner in which such Restructuring Transactions are scheduled to occur as provided on Exhibit B hereto.

     6.4. New BIUSA Common Stock; New Preferred Stock.

          (a) Authorization. The Certificates of Incorporation of the Reorganized Debtors (to the extent necessary) shall be amended and/or restated to, among other things, authorize the issuance of (i) not more than 25,000,000 shares of New BIUSA Common Stock, and (ii) the New Preferred Stock, and to comply with section 1123(a)(6) of the Bankruptcy Code (the "Restated Certificate of Incorporation"). Except as provided herein, no additional shares of New BIUSA Common Stock or New Preferred Stock may be issued other than as directed by the Board of Directors of Reorganized BIUSA after the Consummation Date.

          (b) Rights. The Reorganized BIUSA Common Stock and the New Preferred Stock shall have such rights with respect to dividends, liquidation, voting, and other matters as are set forth in the Restated Certificate of Incorporation of Reorganized BIUSA, as amended from time to time, and as provided under applicable state law.

     6.5. Registration of Securities.

          (a) Vestar Transaction. If the Vestar Transaction is consummated, none of the Debtors or the Reorganized Debtors shall be obligated to provide registration rights to the holders of New Subordinated Notes, New Preferred Stock or New BIUSA Common Stock except to the extent expressly provided in the Vestar Letter Agreement or pursuant to a separate agreement between Reorganized BIUSA and such holder.

          (b) Institutional Holders' Conversion Transaction. If the Vestar Transaction is not consummated, then with respect to the Institutional Holders' Conversion Transaction, as soon as reasonably practicable following receipt by Reorganized BIUSA of written instructions from holders of a majority of (a) the aggregate outstanding principal amount of the New Subordinated Notes, (b) the issued and outstanding shares of New Preferred Stock, or (c) the issued and outstanding shares of New BIUSA Common Stock, the Reorganized Debtors shall file, at their expense, one or more Shelf Registration Statements for the New Subordinated Notes, the New Preferred Stock and/or the New BIUSA Common Stock, depending on the written instructions received. The Reorganized Debtors shall use their best efforts to have any Shelf Registration Statement filed declared effective as soon as practicable after such filing and to keep any such Shelf Registration Statement continuously effective until the third anniversary of the effective date thereof.

     6.6. Boards of Directors of the Debtors.

          The initial members of the Boards of Directors of the Reorganized Debtors shall be identified in a filing to be made with the Bankruptcy Court prior to the commencement of the Confirmation Hearing, or shall be disclosed to the Bankruptcy Court at the commencement of the Confirmation Hearing.


     6.7. Officers of the Debtors.

          The initial officers of the Reorganized Debtors shall be identified in a filing to be made with the Bankruptcy Court prior to the commencement of the Confirmation Hearing, or shall be disclosed to the Bankruptcy Court at the commencement of the Confirmation Hearing. The selection of officers of the Reorganized Debtors after the Consummation Date shall be as provided in the articles or certificates of incorporation and bylaws.


SECTION 7.     PROVISIONS GOVERNING DISTRIBUTIONS

     7.1. Date of Distributions.

          Notwithstanding any provision of this Plan obligating the Reorganized Debtors to make payments "on the Consummation Date", any distributions and deliveries to be made hereunder to the holders of Claims or Equity Interests which are Allowed as of the Consummation Date, including any distributions of post-petition interest pursuant to section 4.5(q) of this Plan of

Reorganization, shall be made on the Consummation Date or as soon as practicable thereafter. Any distributions and deliveries to be made to any holder of a Claim or Equity Interest whose Claim or Equity Interest is not Allowed as of the Consummation Date, including any distributions of post-petition interest pursuant to section 4.5(q) of this Plan of Reorganization, shall be made on the date on which such Claim or Equity Interest becomes an Allowed Claim or Allowed Equity Interest or as soon as practicable thereafter, in accordance with section 7.6(c) of this Plan of Reorganization.

     7.2. Surrender and Cancellation of Instruments.

          Each holder of a promissory note, other instrument or certificate evidencing a Claim or Equity Interest shall surrender such promissory note, instrument or certificate to the Disbursing Agent for cancellation, and in exchange therefor, the Disbursing Agent shall distribute or shall cause to be distributed to the holder thereof the appropriate distribution and/or new certificates as provided hereunder. No distribution hereunder shall be made to or on behalf of any holder of such a Claim or Equity Interest unless and until such promissory note, instrument or certificate is received or the unavailability of such note, instrument or certificate is reasonably established to the satisfaction of the Disbursing Agent. In accordance with section 1143 of the Bankruptcy Code, any such holder of such a Claim or Equity Interest that fails to (a) surrender or cause to be surrendered such promissory note, instrument or certificate or to execute and deliver an affidavit of loss and indemnity reasonably satisfactory to the Disbursing Agent and (b) in the event that the Disbursing Agent requests, furnish a bond in form and substance (including, without limitation, amount) reasonably satisfactory to the Disbursing Agent, within 5 years from and after the Consummation Date, shall be deemed to have forfeited all rights and Claims and Equity Interests and shall not participate in any distribution hereunder; provided however, that no such forfeiture shall occur if the failure to surrender required hereunder is the result of a bona fide dispute, written notice of which has been provided to the Disbursing Agent prior to the expiration of the 5 year period.

     7.3. Delivery of Distributions.

          (a)All distributions to any holder of an Allowed Claim or Equity Interest shall be made at the address of such holder as scheduled on the Schedules filed with the Bankruptcy Court unless the Disbursing Agent has been notified in writing of a change of address, including, without limitation, by the filing of a proof of Claim or Equity Interest by such holder that relates an address for such holder different from the address reflected on such Schedules for such holder. In the event that any distribution to any holder is returned as undeliverable, the Disbursing Agent shall use reasonable efforts to determine the current address of such holder, but no distribution to such holder shall be made unless and until the Disbursing Agent has determined the then current address of such holder, at which time such distribution shall be made to such holder together with any interest actually earned on any Cash distributable to such holder from and after the Consummation Date (net of any applicable taxes which are or could be payable by the Reorganized Debtors on such earnings, calculated without regard to any other earnings, losses or other tax attributes of the Reorganized Debtors); provided that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of one year from the Consummation Date. After such date, all unclaimed property which is Cash shall, subject to the next succeeding sentence, revert to the Reorganized Debtors and the claim of any holder to such property shall be discharged and forever barred. Notwithstanding the preceding sentence, all unclaimed property that would have been distributed on account of any Allowed Equity Interests in Subclass 7A (Old BIUSA Common Stock) of Class 7 (Equity Interests) shall be distributed on account of all other Allowed Equity Interests in such Subclass of Class 7 (Equity Interests) entitled thereto in accordance with the operation of section 7.6(d) hereof.

          (b) Notwithstanding anything contained in section 7.3(a) of this Plan or Reorganization, the Disbursing Agent shall make distributions which would otherwise be made to the holder of an Allowed Claim or Allowed Equity Interest to a third party only upon (i) the receipt of written notice from an authorized officer of the holder of an Allowed Claim (other than an Allowed Claim in Class 2 or 3 or Subclass 5A2 of Class 5) or Allowed Equity Interest directing the Disbursing Agent to make the distributions which would otherwise be made to such holder to a third party, and providing in specific detail the name and address of the third party to whom the distributions should be made, or (ii) the entry of an order of a court of competent jurisdiction directing the Disbursing Agent to make such distributions to a third party. The Disbursing Agent shall be entitled to rely on the genuineness of any written notice received pursuant to this section 7.3(b) and shall not be liable to any Person for complying with such notice.

          (c) Notwithstanding anything to the contrary in sections 7.3(a) or 7.3(b) of this Plan or Reorganization, if the Disbursing Agent shall receive written notice that there is a bona fide dispute regarding the Person entitled to receive a distribution under this Plan of Reorganization, the Disbursing Agent shall (i) not make such distribution, (ii) promptly provide written notice to the holder of the Allowed Claim or Allowed Equity Interest that a bona fide dispute exists and provide a copy of the written notice so received, (iii) hold such distribution in a segregated interest bearing account (together with all interest accrued or paid thereon) or, alternatively deposit such distribution in the registry of the Court, and (iv) promptly seek instructions from the Court with respect to the disposition of such distribution.

     7.4. Intentionally omitted.

     7.5. Manner of Payment Under Plan of Reorganization.

          Any Cash payment to be made hereunder may be made by a check or wire transfer or as otherwise required or provided in any applicable agreement.

     7.6. Initial and Subsequent Distributions.

          (a) Schedule of Initial Distributions. At the commencement of the Confirmation Hearing, the Debtors shall submit a schedule, as of such date (the "Estimated Claims Schedule") reflecting (i) the aggregate amount, as of such date, of Allowed Claims and Allowed Equity Interests in each class and subclass of Claims and Equity Interests under this Plan of Reorganization, (ii) the aggregate amount, as of such date, of Disputed Claims and Disputed Equity Interests in each class and subclass of Claims and Equity Interests under this Plan of Reorganization, and (iii) the initial distributions to be made on account of Allowed Equity Interests in Subclass 7A (Old BIUSA Common Stock) of Class 7 (Equity Interests). The Debtors shall amend the Estimated Claims Schedule as of the Consummation Date, which amended Estimated Claims Schedule shall be used to establish the reserves required pursuant to section 7.6(b) of this Plan of Reorganization.

          (b)  Reserves for Disputed Claims and Equity Interests.

               (i) Disputed Claims. If Disputed Claims exist in any class or subclass receiving Cash under this Plan of Reorganization, the Reorganized Debtors shall deliver to the Disbursing Agent on the Consummation Date, and the Disbursing Agent shall hold for the benefit of each holder of a Disputed Claim, Cash or other adequate security as determined by the Bankruptcy Court in an amount equal to the payments or distributions which would have been made to the holder of such Disputed Claim if it were an Allowed Claim on the Consummation Date in an amount equal to the least of (x) the amount of the Claim filed with the Bankruptcy Court, (y) the amount listed by the Debtors in the Schedules as not disputed, contingent or unliquidated, and (z) the amount, if any, estimated by the Bankruptcy Court pursuant to section 502(c) of the Bankruptcy

Code or such other amount as may be directed by the Bankruptcy Court, in each case plus interest at the Post-Petition Interest Rate from the Petition Date through the Consummation Date. If a Disputed Claim in any class or subclass receiving Cash under this Plan of Reorganization is later Allowed in an amount greater than the amount reserved for such Disputed Claim, the excess amount to which such holder is entitled (including as a result of the accrual of interest from the Petition Date through the Consummation Date) shall be paid by the Reorganized Debtors from general operating funds. Cash, if any, reserved by the Debtors on account of Disputed Claims shall be set aside, segregated and, to the extent practicable, held in interest bearing deposits or certificates of deposit. All earnings on any such deposits or certificates of deposit shall be reported as earnings by the Reorganized Debtors and such earnings shall be paid by the Disbursing Agent to the Reorganized Debtors to the extent required to satisfy any taxes which are or could be payable by the Reorganized Debtors on such earnings, calculated without regard to any other earnings, losses or other tax attributes of the Reorganized Debtors. If a Disputed Claim in Class 1, Class 2, Class 3, Class 4 or Class 5 (General Unsecured Claims) is disallowed, in whole or in part, by Final Order, the Cash reserved in respect of such Claim (or portion thereof) that has been disallowed shall revert to the Reorganized Debtors together with all interest actually earned thereon.

               (ii) Disputed Equity Interests. If Disputed Equity Interests exist in Subclass 7A (Old BIUSA Common Stock) of Class 7 (Equity Interests), the Reorganized Debtors shall deliver to the Disbursing Agent on the Consummation Date, and the Disbursing Agent shall hold for the benefit of each holder of a Disputed Equity Interest, Cash and/or New Subordinated Notes (as applicable) in an amount equal to the payments or distributions which would have been made to the holder of such Disputed Equity Interest if it were an Allowed Equity Interest on the Consummation Date in a number of shares equal to the greater of (x) the number of shares of Old BIUSA Common Stock owned by such holder of record as of the Consummation Date, as set forth on the stock register maintained by BIUSA, and (y) the number of shares allegedly owned by such holder, as set forth in any proof of Equity Interest timely filed by such holder with the Bankruptcy Court. Cash, if any, reserved by the Debtors on account of Disputed Equity Interests shall be set aside, segregated and, to the extent practicable, held in interest bearing deposits or certificates of deposit. All earnings on any such deposits or certificates of deposit shall be reported as earnings by the Reorganized Debtors and such earnings shall be paid by the Disbursing Agent to the Reorganized Debtors to the extent required to satisfy any taxes which are or could be payable by the Reorganized Debtors on such earnings, calculated without regard to any other earnings, losses or other tax attributes of the Reorganized Debtors. If a Disputed Equity Interest is disallowed, in whole or in part, by Final Order, the Cash and/or New Subordinated Notes (as applicable) reserved in respect of such Equity Interest (or portion thereof) that has been disallowed shall be distributed on account of all other Allowed Equity Interests in such Subclass.

          (c) Distributions on Account of Claims and Equity Interests Allowed After the Consummation Date. If a Disputed Claim or Equity Interest in any class or subclass becomes an Allowed Claim or Equity Interest after the Consummation Date, the Disbursing Agent shall, on the date such Claim or Equity Interest becomes an Allowed Claim or Equity Interest, or as soon as practicable thereafter, distribute to the holder thereof the Cash and/or New Subordinated Notes (as applicable) in an amount equal to the Cash and/or New Subordinated Notes such holder would have received on account of such Claim or Equity Interest if such Claim or Equity Interest had been Allowed in such amount as of the Confirmation Date, plus any interest actually earned thereon from and after the Consummation Date (net of any applicable taxes which are or could be payable by the Reorganized Debtors on such earnings, calculated without regard to any other earnings, losses or other tax attributes of the Reorganized Debtors ).

          (d) Final Distributions on Account of Subclass 7A (Old BIUSA Common Stock) of Class 7 (Equity Interests). Upon the resolution of all Disputed Equity Interests in Subclass 7A (Old BIUSA Common Stock) of Class 7 (Equity Interests), and after distributions have been made on account of Disputed Equity Interests in such Subclass that have become Allowed Equity Interests, each holder of an Allowed Equity Interest in such Subclass shall be distributed its Proportionate Share of the amount of Cash and/or New Subordinated Notes, if any, remaining on reserve for distribution to holders of Allowed Equity Interests in such Subclass, together with any interest actually earned thereon from and after the Consummation Date (net of any applicable taxes which are or could be payable by the Reorganized Debtors on such earnings, calculated without regard to any other earnings, losses or other tax attributes of the Reorganized Debtors ) (the "Adjusted Available Cash"). All distributions of Adjusted Available Cash pursuant to this section 7.6(d) shall be made on the next succeeding Distribution Date after all Disputed Equity Interests in such Subclass have been resolved by Final Order.

     7.7. No Fractional Distributions.

          No fractional shares of New BIUSA Common Stock will be issued to the beneficial owners of Allowed Claims against any of the Debtors. Fractional shares of New BIUSA Common Stock will be rounded to the next greater or next lower number, as follows:

(a) fractions of 1/2 or greater will be rounded to the next higher whole number, and (b) fractions of less than 1/2 will be rounded to the next lower whole number. No fraction of 1/2 or less will be rounded to zero and, accordingly, extinguish in its entirety the distribution of shares of New BIUSA Common Stock to any entity.

     7.8. Rights and Powers of Disbursing Agent.

          (a)  Entities to Exercise Function of Disbursing Agent.     All
distributions under this Plan of Reorganization shall be made by Reorganized BIUSA as Disbursing Agent or such other entity designated by Reorganized BIUSA as a Disbursing Agent from the reserves established therefor or from the general operating funds of the Reorganized Debtors in accordance with section
7.6 of this Plan of Reorganization. The Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court; and, in the event that a Disbursing Agent is otherwise so ordered, all costs and expenses of procuring any such bond or surety shall be borne by the Reorganized Debtors.

          (b) Powers of the Disbursing Agent. The Disbursing Agent shall be empowered to (i) effect all actions and execute all agreements, instruments and other documents necessary to implement this Plan of Reorganization, (ii) make distributions contemplated hereby, (iii) liquidate property as required to make the distributions contemplated hereby, (iv) comply herewith and the obligations hereunder, (v) employ professionals to represent it with respect to its responsibilities, and (vi) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, in accordance with this Plan of Reorganization or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions hereof.

          (c) Expenses Incurred On or After the Consummation Date. Except as otherwise ordered by the Bankruptcy Court, the amount of any fees and expenses incurred by the Disbursing Agent on or after the Consummation Date and any compensation and expense reimbursement claims (including, without limitation, reasonable fees and expenses of counsel) made by the Disbursing Agent, shall be paid in Cash by the Reorganized Debtors without the need for other or further Bankruptcy Court approval.

          (d) Exculpation. Each Disbursing Agent, from and after the Consummation Date, is hereby exculpated by all entities, including, without limitation, holders of Claims and Equity Interests and other parties in interest, from any and all claims, Causes of Action and other assertions of liability arising out of the discharge by such Disbursing Agent of the powers and duties conferred upon it hereby or by any order of the

Bankruptcy Court entered pursuant to or in furtherance hereof, or by applicable law, except solely for actions or omissions arising out of the gross negligence or willful misconduct of such Disbursing Agent or which constitute a breach of fiduciary duty. No holder of a Claim or an Equity Interest or other party in interest shall have or pursue any claim or cause of action against the Disbursing Agent for making payments in accordance herewith or for implementing the terms hereof.


SECTION 8.     PROCEDURES FOR TREATING DISPUTED
               CLAIMS AND EQUITY INTERESTS UNDER
               THE PLAN OF REORGANIZATION

     8.1. No Distributions Pending Allowance.

          Notwithstanding any other provision hereof, if any portion of a Claim or Equity Interest is Disputed, no payment or distribution provided hereunder shall be made on account of any portion of such Claim or Equity Interest unless and until such Disputed Claim or Equity Interest becomes an Allowed Claim or Equity Interest.

     8.2. Distributions After Allowance.

          Payments and distributions to each holder of a Disputed Claim or Equity Interest or any other Claim or Equity Interest that is not Allowed on the Consummation Date, to the extent that such Claim or Equity Interest ultimately becomes Allowed, shall be made in accordance with section 7.6 of this Plan of Reorganization and the provisions hereof governing the class or subclass of Claims or Equity Interests in which such Claim or Equity Interest is classified.


SECTION 9.     PROCEDURES FOR RESOLVING AND
               TREATING DISPUTED CLAIMS AND
               EQUITY INTERESTS UNDER THE PLAN

     9.1. Prosecution of Objections.

          Unless otherwise provided herein or ordered by the Bankruptcy Court, all objections to Claims or Equity Interests shall be served and filed by the Debtors by no later than the Consummation Date. On the Consummation Date, the Reorganized Debtors shall be substituted as the moving party in connection with any then pending objection to any Claim or Equity Interest. All objections shall be litigated to Final Order, provided that the Reorganized Debtors may compromise and settle any objections to Claims and Equity Interests. The Bankruptcy Court may approve any compromises and settlements in accordance with Bankruptcy Rule 9019(a) of the Bankruptcy Rules.


SECTION 10.    PROVISIONS GOVERNING EXECUTORY CONTRACTS
               AND UNEXPIRED LEASES UNDER THE PLAN

     10.1.     General Treatment.

          (a) This Plan of Reorganization constitutes a motion by each Debtor governed by this Plan of Reorganization to assume, as of the Consummation Date, all executory contracts and unexpired leases to which such Debtor is a party (including those executory contracts and unexpired leases identified in Schedule 10.1A hereto), except for any executory contract or unexpired lease that (i) has been assumed or rejected in accordance with a Final Order of the Bankruptcy Court, (ii) is specifically scheduled to be rejected on Schedule 10.1B hereto, or (iii) is the subject of a separate motion to assume or assume and assign or reject such executory contract or unexpired lease under section 365 of the Bankruptcy Code filed by the Debtors prior to the Consummation Date. For purposes hereof, each executory contract and unexpired lease listed on Schedules 10.1A and 10.1B hereto shall include (x) modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affects such executory contract or unexpired lease, without regard to whether such agreement, instrument or other document is listed on Schedule 10.1A or 10.1B hereto, and (y) executory contracts or unexpired leases appurtenant to the premises listed on Schedule 10.1A or 10.1B hereto including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, usufructs, reciprocal easement agreements, vault, tunnel or bridge agreements or franchises, and any other interests in real estate or rights in rem relating to such premises to the extent any of the foregoing are executory contracts or unexpired leases.

     10.2.     Expired Contracts.

          Any contract or lease that expired pursuant to its terms prior to the Consummation Date, and that has not been assumed or rejected by Final Order prior to the Consummation Date, is hereby rejected.

     10.3.     Scheduled Contracts and Leases.

          All contracts, leases and other obligations listed on Schedules 10.1A and 10.1B to this Plan of Reorganization shall be deemed to be, and shall be treated as though they are, executory contracts and unexpired leases, and shall be assumed or rejected, as applicable, as of the Consummation Date pursuant to this Plan of Reorganization and the Confirmation Order.

     10.4.     Amendments to Schedules: Effect of Amendments.

          The Debtors may at any time on or before the tenth Business Day before the date of the commencement of the Confirmation Hearing amend Schedules 10.1A and 10.1B hereto to delete or add any executory contract or unexpired lease thereto, in which event such executory contract or unexpired lease shall be deemed to be respectively, assumed and, if applicable, assigned as provided therein, or rejected. The Debtors shall provide notice of any amendments to Schedules 10.1A or 10.1B hereto to the parties to the executory contracts or unexpired leases affected thereby and to parties on the primary service list or master service list, as applicable. The fact that any contract or lease is scheduled on Schedules 10.1A or 10.1B hereto shall not constitute or be construed to constitute an admission by any Debtor that any Debtor or any Reorganized Debtor has any liability thereunder.

     10.5.     Bar to Rejection Damage Claims.

          In the event that the rejection of an executory contract or unexpired lease by any of the Debtors results in damages to the other party or parties to such contract or lease, a Claim for such damages, if not heretofore evidenced by a timely filed proof of Claim, shall be forever barred and shall not be enforceable against the Debtors or the Reorganized Debtors, or their respective properties or interests in property as agents, successors, or assigns, unless a proof of Claim is filed with the Bankruptcy Court and served upon the Debtors on or before the earlier to occur of (a) thirty days after the date of service of notice of the rejection and (b) the date set as the last date for filing such Claims as established pursuant to an order of the Bankruptcy Court.

     10.6.     Claims Arising from Assumption or Rejection

          All Allowed Claims arising from the assumption of an executory contract or unexpired lease shall be treated as an Administration Expense Claim pursuant to section 2.1 of this Plan of Reorganization. All Allowed Claims arising from the rejection of an executory contract or unexpired lease shall be treated as a General Unsecured Claim pursuant to section 4.5 of this Plan of Reorganization.


     10.7.     Cure of Defaults Upon Assumption

          Upon the assumption of any executory contract or unexpired lease listed on Schedule 10.1A hereto, all defaults,


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


including, without limitation, defaults specified in sections 365(b)(1) and (2) of the Bankruptcy Code, shall be deemed cured by the payment by the Disbursing Agent of the cure amount stated on Schedule 10.1A plus interest thereon at the Post-Petition Interest Rate from the Petition Date through the date of such payment. Any objection as to such cure amount or other matter pertaining to the assumption of any executory contract or unexpired lease shall be filed with the Bankruptcy Court no later than three (3) days prior to the commencement of the Confirmation Hearing. Any objection not filed within such time frame shall be forever barred from assertion against the Debtors, the Reorganized Debtors, their estates or their property. All timely filed objections shall be resolved by the Bankruptcy Court at the Confirmation Hearing. If any such objection is sustained, the Debtors, at the direction of the Plan Facilitator (after consultation with the Senior Lender Agent and the Unsecured Creditors' Committee) may either (a) take such actions as may be necessary to cure all defaults under the executory contact or unexpired lease including, without limitation, the payment of additional amounts as may be required by the Bankruptcy Court or agreed to by the objecting party, or (b) reject such executory contract or unexpired lease.


SECTION 11.    CONDITIONS PRECEDENT TO CONFIRMATION
               DATE AND CONSUMMATION DATE

     11.1.     Conditions Precedent to Confirmation
               of Plan of Reorganization.

          Confirmation of this Plan of Reorganization is subject to the satisfaction (x) in the case of the Vestar Transaction, of the conditions precedent set forth in subsection (a) of this section 11.1 or (y) in the case of the Institutional Holders' Conversion Transaction, the conditions precedent set forth in subsection (b) of this section 11.1, and in either such case the conditions precedent set forth in subsection (c) of this section 11.1:

          (a)  Vestar Transaction.

               (i) Commitment for New BIC Term Debt. Vestar shall have received a binding commitment from NationsBank, N.A. and NationsBanc Montgomery Securities (or such other financial institution satisfactory to the Debtors, as determined by the Plan Facilitator), in form and substance reasonably acceptable to the Debtors (as determined by the Plan Facilitator), pursuant to which NationsBank, N.A. or such other financial institution has committed to provide the New BIC Term Debt.

               (ii) Commitment for New Subordinated Notes. Vestar shall have received a binding commitment from NationsBanc Montgomery Securities (or such other financial institution satisfactory to the Debtors, as determined by the Plan Facilitator), in form and substance reasonably acceptable to the Debtors (as determined by the Plan Facilitator), pursuant to which such financial institution has committed to underwrite, or failing such underwriting, acquire for its own account, the New Subordinated Notes (other than the New Subordinated Notes to be issued to the holders of Allowed Equity Interests in Subclass 7A (Old BIUSA Common Stock) of Class 7 (Equity Interests )).

               (iii) Subscription Agreements. The Debtors shall have entered into a Subscription Agreement for the New Equity Investment with Vestar in its capacity as the New Equity Investment Guarantor.

               (iv) Vestar Transaction Deposit. Vestar shall have made the Vestar Transaction Deposit.

               (v) Fee Letter. Vestar shall have executed and delivered a Fee Letter.

          (b)  Institutional Holders' Conversion Transaction.

               (i) Subscription Agreements. The Debtors shall have entered into Subscription Agreements for the New Equity Investment with the New Equity Investors and the New Equity Investment Guarantor.

               (ii) Fee Letter. The Institutional Holders shall have executed and delivered a Fee Letter.

          (c)  Vestar Transaction and Institutional
               Holders' Conversion Transaction.

               (i) Confirmation Order. The Confirmation Order shall have been entered.

     11.2.     Conditions Precedent to Consummation
               Date of Plan of Reorganization.

          The occurrence of the Consummation Date of this Plan of Reorganization is subject to satisfaction (x) in the case of the Vestar Transaction, of the conditions precedent set forth in subsection (a) of this section 11.2 or (y) in the case of the Institutional Holders' Conversion Transaction, the conditions precedent set forth in subsection (b) of this section 11.2, and
in either such case the conditions precedent set forth in subsection (c) of this section 11.2:

          (a)  Vestar Transaction.

               (i) Confirmation Date. The Confirmation Date shall have occurred on or prior to March 31, 1998, or such later date as may be agreed by Vestar and the Debtors (at the direction of the Plan Facilitator).

               (ii) Payment of Purchase Price. Vestar shall have tendered sufficient funds to assure that the aggregate proceeds received by the Reorganized Debtors from all financing sources including the New Equity Investment shall not be less than $354,165,000.

               (iii) No Material Adverse Change. There shall not have occurred since December 31, 1997 any event, occurrence, change in facts, conditions or other change or effect that, individually or in the aggregate with all other events, occurrences, changes, conditions or effects, is materially adverse to the business, assets, operations, results of operations or financial condition of BIUSA and its subsidiaries, taken as a whole (a "Material Adverse Change"), it being understood and agreed that the departure of management prior to the Consummation Date shall not constitute a Material Adverse Change.

               (iv) Absence of Proceeding. No action, suit, investigation or proceeding pending in any court or before any arbitrator or governmental authority could reasonably be expected to have a material adverse effect on Reorganized BIUSA and its subsidiaries taken as a whole or on any transaction contemplated by the Vestar Transaction or on the ability of Reorganized BIUSA and its subsidiaries to perform their obligations under the documents to be executed in connection with the debt securities to be offered under the Vestar Transaction.

               (v) Force Majeure. No banking moratorium shall have been declared by federal or New York State banking authorities; trading in securities generally on the New York Stock Exchange shall not have been suspended or minimum or maximum prices shall not have been established on the New York Stock Exchange; and there shall not have been (i) a material outbreak or escalation of hostilities involving the United States, or (ii) a material outbreak or escalation of any other insurrection or armed conflict involving the United

          States or any other national or international calamity or emergency.

               (vi) Stockholders' Agreements Rejected. The Bankruptcy Court shall have entered an order rejecting the Existing BIUSA Stockholders' Agreements, and there shall be no material claims against BIUSA arising from such rejection.

          (b)  Institutional Holders' Conversion Transaction.

               (i) No Consummation of Vestar Transaction. The conditions precedent to confirmation or consummation of the Vestar Transaction shall not have been satisfied or waived on or prior to the Vestar Transaction Consummation Date, or the Vestar Transaction shall otherwise not have been consummated on or prior to the Consummation Date, and Vestar shall have forfeited the Vestar Transaction Deposit.

               (ii) New Equity Investment. All conditions precedent to the sale of the New Equity Investment Shares to the New Equity Investors and/or New Equity Investment Guarantors, as applicable, as set forth in the Subscription Agreement (other than the occurrence of the Consummation Date) shall have been satisfied or waived.

               (iii) Exit Financing. All conditions precedent to the closing under each of the New Working Capital Facilities (other than the occurrence of the Consummation Date) shall have been satisfied or waived.

               (iv) No Material Adverse Change. There shall not have occurred since December 31, 1997 any event, occurrence, change in facts, conditions or other change or effect that, individually or in the aggregate with all other events, occurrences, changes, conditions or effects, is materially adverse to the business, assets, operations, results of operations or financial condition of BIUSA and its subsidiaries, taken as a whole (a "Material Adverse Change"), it being understood and agreed that the departure of management prior to the Consummation Date shall not constitute a Material Adverse Change.

               (v) Absence of Proceeding. No action, suit, investigation or proceeding pending in any court or before any arbitrator or governmental authority could reasonably be expected to have a material adverse effect on Reorganized BIUSA and its subsidiaries taken as a whole or on any transaction contemplated by the Vestar Transaction or on the ability of Reorganized BIUSA and its subsidiaries to perform their obligations under the documents to be executed in connection with the debt securities to be offered under the Vestar Transaction.

               (vi) Force Majeure. No banking moratorium shall have been declared by federal or New York State banking authorities; trading in securities generally on the New York Stock Exchange shall not have been suspended or minimum or maximum prices shall not have been established on the New York Stock Exchange; and there shall not have been (i) a material outbreak or escalation of hostilities involving the United States, or (ii) a material outbreak or escalation of any other insurrection or armed conflict involving the United States or any other national or international calamity or emergency.

          (c) Vestar Transaction and Institutional Holders' Conversion Transaction.

               (i) Finality of the Confirmation Order. The Confirmation Order shall have become a Final Order.

               (ii) Cash for Closing. The Debtors shall have available Cash in an amount sufficient to make all distributions, and, to the extent necessary, fund all reserves, required to be made or funded pursuant to this Plan of Reorganization on the Consummation Date.

               (iii) Execution and Delivery of Documents. All other actions and documents necessary to implement the terms and provisions hereof shall have been effected or executed and delivered.

               (iv) HSR Compliance. Any entity required to file a Premerger Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, shall have filed such Form, and any waiting periods applicable under the Act to such entity shall have expired or been terminated.

               (v) Consents, Etc. All necessary consents, assignments or approvals from foreign or domestic governmental authorities and other third parties, if any, shall have been obtained.

     11.3.     Waiver of Conditions Precedent

          (a) Except for the conditions specified in subsections 11.1(c)(i) and 11.2(c)(ii), which conditions may not be waived, the Debtors at the direction of the Plan Facilitator may waive each of the conditions precedent set forth in sections 11.1 and 11.2 hereof, in whole or in part, only as follows:

               (i) The consent of Vestar is required to waive conditions precedent specified in subsections 11.2(a)(i), (iii), (iv), (v), and (vi), and (with respect to the Vestar Transaction) 11.2(c)(i), (iii), (iv) and
     (v) ;

               (ii) The consent of SAEPIC is required to waive conditions precedent specified in subsections 11.1(a)(v) and 11.1(b)(ii);

               (iii) The consent of the Unsecured Creditors' Committee is required to waive conditions precedent specified in subsections 11.1(b)(i), and 11.2(b)(ii) and (iii);

               (iv) The consent of the Institutional Holders and the Unsecured Creditors' Committee is required to waive conditions precedent specified in subsections 11.1(a)(i), (ii), (iii) and (iv), and 11.2(a)(ii); and

               (v) The consent of the Institutional Holders is required to waive conditions precedent specified in subsections 11.2(b)(i), (iv), (v) and (vi), and (with respect to the Institutional Holders' Conversion Transaction) 11.2(c)(i), (iii), (iv) and (v).

          (b) Any waiver of a condition precedent in section 11.1 or 11.2 hereof in accordance with section 11.3(a) hereof may be effected at any time, without notice, without leave or order of the Bankruptcy Court and without any formal action other than proceeding to consummate this Plan of Reorganization.


SECTION 12.    EFFECT OF CONFIRMATION

     12.1.     General Authority.

          Until the Consummation Date, the Bankruptcy Court shall retain custody and jurisdiction of each of the Debtors, its properties and interests in property and its operations. On the Consummation Date, each of the Debtors, its properties and interests in property and its operations shall be released from the custody and jurisdiction of the Bankruptcy Court, except as provided in section 15.1 hereof, and all such properties, interests in property and operations (other than funds reserved for distributions to the holders of Allowed Claims and Equity Interests pursuant to section 7.6(b) hereof) shall vest in the Reorganized Debtors.

     12.2.     Discharge of Debtors.

          The treatment of all Claims against or Equity Interests in each of the Debtors hereunder shall be in exchange for and in complete satisfaction, discharge and release of all Claims against or, except as specifically provided herein, Equity Interests, in such Debtor of any nature whatsoever, known or unknown, including, without limitation, any interest accrued or expenses incurred thereon from and after the Petition Date, or against their estates or properties or interests in property. Except as otherwise provided herein, upon the Consummation Date, all Claims against and Equity Interests in each of the Debtors will be satisfied, discharged and released in full exchange for the consideration provided hereunder. All entities shall be precluded from asserting against any Debtor or their respective properties or interests in property, any other Claims based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Consummation Date.

     12.3.     Injunction.

          Except as otherwise expressly provided in the Confirmation Order or this Plan of Reorganization, all entities who have held, hold or may hold Claims against or Equity Interests in any of the Debtors are permanently enjoined, on and after the Consummation Date, from (directly or derivatively)
(a) commencing or continuing in any manner any action or other proceeding of any kind relating to any such Claim or Equity Interest against any such Debtor,
(b) the enforcement, attachment, collection or recovery by any manner or means of any judgment, award, decree or order against any such Debtor, (c) creating, perfecting, or enforcing any encumbrance of any kind against any such Debtor or against the property or interests in property of any such Debtor on account of any such Claim, and (d) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due any such Debtor or against the property or interests in property of any such Debtor on account of any such Claim, provided that nothing contained in this section 12.3 shall affect the rights of holders of Old BIUSA Common Stock with respect to their retained Equity Interests.

     12.4.     Term of Injunctions or Stays.

          Unless otherwise provided, all injunctions or stays provided for in the Reorganization Cases under sections 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the

Confirmation Date, shall remain in full force and effect until the Consummation Date.


SECTION 13.    SETTLEMENTS,RELEASES AND WAIVER OF CLAIMS

     13.1.     Settlement of Claims by Ralph
               Lauren Womenswear, Inc.

          In accordance with section 1123(b)(3)(A) of the Bankruptcy Code and Rule 9019 of the Bankruptcy Rules, and in full compromise and settlement of any Administration Expense Claim, Claim in Subclass 5C (BIC) of Class 5 (General Unsecured Claims) and any other Claims that the estate of Ralph Lauren Womenswear, Inc. (now named Bidermann Womenswear Corp.) may have against the estates of the Debtors, the Reorganized Debtors shall pay to RLWW, on the later to occur of (a) the Consummation Date, and (b) the date on which any Administration Expense Claim or General Unsecured Claim becomes an Allowed Claim, an amount not to exceed $3.337 million, sufficient to permit RLWW to make subsequent distributions to the holders of allowed unsecured claims against RLWW and bring their aggregate distributions up to 100%.

     13.2.     Settlement of Claims By and
               Against Maurice Bidermann.

          In accordance with section 1123(b)(3)(A) of the Bankruptcy Code and Rule 9019 of the Bankruptcy Rules, and in full compromise and settlement of (a) any Claims or Causes of Action which any of the Debtors have or may have against Maurice Bidermann (including, without limitation, any Claims or Causes of Action arising under or in connection with the Bidermann Note), and (b) any Claims or Causes of action which Maurice Bidermann has or may have against any of the Debtors, (i) all of the Debtors' Claims or Causes of Action against Maurice Bidermann arising on or prior to the Consummation Date shall be released, and (ii) all of Maurice Bidermann's Claims and Causes of Action against the Debtors arising or prior to the Consummation Date (including, without limitation, any claim for indemnity arising from that certain action styled Zelnik v. Bidermann Indus. U.S.A., Inc., but excluding a prepetition claim for travel and expense reimbursement not to exceed $25,000 aggregate principal amount which will be treated as an Allowed Claim within Subclass 5B
(BIC) of Class 5 (General Unsecured Claims)) shall be released.

     13.3.     General Release of Releasees.

          Effective as of the Consummation Date, each of the Debtors and Debtors in Possession releases the Releasees from any and all costs, expenses, claims, Causes of Action or liability whatsoever, known or unknown, liquidated or unliquidated, matured or not matured, contingent or direct, and whether arising at common law, in equity, or under any statute, which such Debtor has as of, or prior to, the Consummation Date against the Releasees or any of them which in any way relate to such Debtor or the Reorganization Cases.

     13.4.     Release from Claims and Liabilities.

          (a) Except for those obligations arising hereunder and except as may otherwise be provided elsewhere in this Plan of Reorganization, effective as of the Consummation Date, each of the Debtors is hereby released and discharged from any and all claims and liabilities arising from or in connection with, by reason of, or related in any way to, such Debtor, the Reorganization Case of such Debtor or this Plan of Reorganization.

          (b) Except as provided in section (d) of this section 13.4, effective as of the Consummation Date, the Releasees are released and discharged from any and all claims, obligations, rights, Causes of Action and liabilities which any holder of a Claim against or Equity Interest in any of the Debtors may be entitled to assert, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, based in whole or in part upon any act or omission or other event occurring on or at any time prior to the Consummation Date in any way relating to the Debtors, the Reorganization Cases or this Plan of Reorganization; provided however that nothing in this section
13.4 of this Plan of Reorganization shall effect a release in favor of any Person other than the Debtors with respect to any debt owed to the United States Government, any state, city or municipality for any liability of such Person arising under (i) the Internal Revenue Code, or any state, city or municipal tax code, (ii) the environmental laws of the United States, any state, city or municipality or (iii) any criminal laws of the United States, any state, city or municipality.

          (c)  Notwithstanding the foregoing, nothing contained in this section
13.4 shall affect the rights of any Releasees to assert and prosecute (i) any direct claim, counterclaim, cross-claim, separate action, or similar claim against any entity which maintains that it has a Cause of Action of the kind described in this section 13.4 (other than a claim described in clause (ii) immediately below) against any such Releasee that has not been released and discharged hereunder, or (ii) any claim for indemnification, contribution or otherwise, however denominated, against any entity relating to any cause of action against such Releasee that has not been released and discharged hereunder.

          (d)  Notwithstanding the foregoing, nothing contained in this section
13.4 shall affect any rights of (i) Compagnie De Participations Et D'Investissement Holding (or any successor thereto including SES; "CPIH") under that certain Pledge Agreement with SAEPIC dated as of September 20, 1993, or with respect to any related obligation of SAEPIC, or (ii) Credit Lyonnais (or any successor thereto) and Consortium de Realisation (or any successor or Affiliate thereof) under that certain Pledge Agreement dated as of September 20, 1993, or with respect to any related obligations of SAEPIC; nor shall it affect any other rights, claims or Causes of Action which Elf Aquitaine (or any successor or Affiliate thereof), Credit Lyonnais (or any successor thereof) or Consortium de Realisation (or any successor or Affiliate thereof) has, had or may now or in the future have against Maurice Bidermann (or any of his Affiliates which are not Debtors). Further, notwithstanding the foregoing, nothing contained in this section 13.4 shall affect any rights, claims or Causes of Action which Maurice Bidermann has, had or may now or in the future have against Elf Aquitaine (or any Affiliate thereof), Credit Lyonnais (or any successor thereof) or Consortium de Realisation (or any successor or Affiliate thereof).

          (e) Each holder of a Claim or Equity Interest shall be deemed to have agreed to the provision of this section 13.4, and shall be bound thereby, by reason of, among other things, its acceptance of this Plan of Reorganization and its receipt of any distributions hereunder.

     13.5.     Avoidance Actions.

          Except as may otherwise be provided in this Plan of Reorganization, effective as of the Consummation Date, the Debtors waive the right to prosecute and release any avoidance or recovery actions under sections 544, 545, 547, 548, 549, 550, 551 and 553 of the Bankruptcy Code, that belong to the Debtors or Debtors in Possession, other than any such actions that may be pending on such date. The Reorganized Debtors shall retain and may prosecute any such actions that may be pending on such date.

     13.6.     Setoffs

          Except as otherwise expressly provided herein, each Debtor may, but shall not be required to, set off against any Claim, any claims of any nature whatsoever which such Debtor may have against the holder, but neither the failure to do so nor the allowance of any Claim shall constitute a waiver or release by such Debtor of any such right of setoff.

SECTION 14.    UNSECURED CREDITORS' COMMITTEE; EXCULPATION

     14.1.     Dissolution of Unsecured Creditors' Committee

          The Unsecured Creditors' Committee, and each of its members and legal and financial advisors, shall be relieved of all responsibilities relating to the Debtors upon the Consummation Date, except for purposes of (a) taking positions with respect to any appeals of orders of the Bankruptcy Court entered prior to the Consummation Date, (b) reviewing and responding to (i) applications for allowance and payment of fees and expenses filed pursuant to sections 330 or 503 of the Bankruptcy Code and (ii) proposed settlements of Disputed Claims and/or Equity Interests, (c) preparing final applications for the allowance and payment of fees and reimbursement of expenses of the legal and financial advisors to, and members of, the Unsecured Creditors' Committee,
(d) monitoring the distributions made pursuant to this Plan of Reorganization, and (e) performing such other duties that may be necessary to effect the purposes of this Plan of Reorganization. From and after the Consummation Date, the reasonable fees and expenses of the professionals for the Unsecured Creditors' Committee, to the extent not subject to a bona fide dispute, shall be paid within thirty (30) days after the submission of a written detailed invoice therefor.

     14.2.     Exculpation

          (a) The Debtors, the Plan Facilitator, each holder of a Senior Secured Claim, each of the BIUSA Noteholders, each member of the Unsecured Creditors' Committee, Elf Aquitaine, Credit Lyonnais, Consortium de Realisation, Vestar (but, as regards Vestar, only upon consummation of the Vestar Transaction) and each of their respective officers, directors, affiliates, successors, assigns, advisors, attorneys and accountants, effective as of the Consummation Date, is hereby exculpated by all entities, including, without limitation, holders of Claims against and Equity Interests in any of the Debtors and other parties in interest, from any and all claims, Causes of Action and other assertions of liability whether known or unknown, foreseen or unforeseen, existing or arising hereafter, arising out of or related to the Debtors, the Reorganization Cases or the exercise by such entities of their functions as members of or advisors to or attorneys or accountants for any such party in interest or otherwise under applicable law, including, without limitation, in connection with or related to the formulation, negotiation, preparation, dissemination, confirmation and consummation of this Plan of Reorganization and any agreement, instrument or other document issued hereunder or related hereto, except (a) in the case of Bryan P. Marsal, Carter Evans, and other employees of Alvarez & Marsal, Inc., Stevens & Lee, P.C. and Marks & Murase, in connection with the review of their fees and expenses as described in the Order Directing Appointment of Plan Facilitator entered by the Bankruptcy Court on January 13, 1997, and (b) for actions or omissions arising out of the gross negligence or willful misconduct of such Person or entity, or which constitute a breach of fiduciary duty. Notwithstanding the foregoing, nothing in this section 14.2 shall serve to exculpate any Person other than the Debtors with respect to any debt owed to the United States Government, any state, city or municipality for any liability of such Person arising under (i) the Internal Revenue Code, or any state, city or municipal tax code, (ii) the environmental laws of the United States, any state,city or municipality or (iii) any criminal laws of the United States, any state, city or municipality.

          (b) Notwithstanding anything to the contrary in section 14.2(a), nothing contained in section 14.2(a) shall serve to exculpate SAEPIC from any liability or obligation which it has or may have to (i) CPIH (or any successor of Affiliate thereof) under that certain Pledge Agreement dated as of September 20, 1993 or any related document, or (ii) Credit Lyonnais (or any successor thereto) and Consortium de Realisation (or any successor or Affiliate thereof) under that certain Pledge Agreement dated as of September 20, 1993 or any related document; nor shall it serve to exculpate Maurice Bidermann from any liability which Maurice Bidermann (or any of his Affiliates which are not Debtors) has, had or may now or in the future have to Elf Aquitaine (or any Affiliate thereof), Credit Lyonnais (or any successor thereof) or Consortium de Realisation (or any successor or Affiliate thereof). Further, notwithstanding the foregoing, nothing contained in this section 14.2 shall serve to exculpate Elf Aquitaine (or any Affiliate thereof), Credit Lyonnais (or any successor thereof) or Consortium de Realisation (or any successor or Affiliate thereof) from any liability which Elf Aquitaine (or any Affiliate thereof), Credit Lyonnais (or any successor thereof) or Consortium de Realisation (or any successor or Affiliate thereof) has, had or may now or in the future have to Maurice Bidermann.


SECTION 15.    RETENTION OF JURISDICTION

     15.1.     Retention of Jurisdiction

          The Bankruptcy Court may retain jurisdiction of and, if the Bankruptcy Court exercises its retained jurisdiction, shall have exclusive jurisdiction of all matters arising out of, and related to, the Reorganization Cases and this Plan of Reorganization pursuant to, and for the purposes of, sections 105(a) and 1142 of the Bankruptcy Code and for, among other things, the following purposes:

          (a) To hear and determine pending applications, if any, for the assumption or rejection of executory contracts or unexpired leases, and the allowance of Claims resulting therefrom;

          (b) To determine any and all adversary proceedings, applications and contested matters including, without limitation, the wrongful termination claim styled Connolly v. Bidermann Industries, U.S.A., Inc., et al., No. 95 Civ. 1791 (RPP) (S.D.N.Y.);

          (c) To ensure that distributions to holders of Allowed Claims and Equity Interests are accomplished as provided herein;

          (d) To hear and determine any timely objections to Administration Expense Claims or to proofs of Claim and Equity Interests filed both before and after the Confirmation Date, including, without limitation, any objections to the classification of any Claim or Equity Interest, and to allow or disallow any Disputed Claim or Equity Interest, in whole or in part;

          (e) To enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified, or vacated;

          (f) To issue such orders in aide of execution of this Plan of Reorganization, to the extent authorized by section 1142 of the Bankruptcy Code;

          (g) To consider any amendments to or modifications of this Plan of Reorganization, to cure any defect or omission, or reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

          (h) To hear and determine all applications for awards of compensation for services rendered and reimbursement of expenses incurred prior to the Consummation Date;

          (i) To hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of this Plan of Reorganization;

          (j) To hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

          (k)  To hear any other matter not inconsistent with the Bankruptcy
     Code;

          (l) To issue injunctions and effect any other actions that may be necessary or desirable to restrain interference by any entity with the consummation or implementation of this Plan of Reorganization; and

          (m)  To enter a final decree closing the Reorganization Cases.

     15.2.     Amendment of Plan of Reorganization.

          Amendments to this Plan of Reorganization may be proposed in writing by the Debtors, at the direction of the Plan Facilitator, with the prior written consent of Vestar (with respect to the Vestar Transaction) or the Institutional Holders (with respect to the Institutional Holders' Conversion Transaction) provided that this Plan of Reorganization, as amended, satisfies the requirements of sections 1122 and 1123 of the Bankruptcy Code and the Bankruptcy Court, after notice and a hearing, confirms this Plan of Reorganization as amended under section 1129 of the Bankruptcy Code and the circumstances warrant such amendments. To the extent that any amendment of this Plan of Reorganization, whether with respect to the Vestar Transaction or the Institutional Holders' Conversion Transaction, affects the terms or amount of distribution to holders of General Unsecured Claims, the consent of the Unsecured Creditors' Committee shall also be required to such amendment. A holder of a Claim or Equity Interest that has accepted this Plan of Reorganization shall be deemed to have accepted this Plan of Reorganization as amended except (i) if the Bankruptcy Court enters an order directing the resolicitation of such holder's vote and (ii) such holder votes to reject the Plan of Reorganization as amended within the time proscribed by the Court.


SECTION 16.    MISCELLANEOUS PROVISIONS

     16.1.     Payment of Statutory Fees.

          All fees payable under section 1930 of title 28 of the United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid in accordance with section 2.1 hereof. Any such fees accrued after the Consummation Date will constitute an Allowed Administration Expense Claim and be treated in accordance with section 2.1 hereof.

     16.2.     Retiree Benefits.

          On and after the Consummation Date, pursuant to section 1129(a)(13) of the Bankruptcy Code, each Reorganized Debtor shall continue to pay all retiree benefits (within the meaning of section 1114 of the Bankruptcy Code), at the level established by such Debtor in accordance with subsection (e)(1)(B) or (g) of section 1114 of the Bankruptcy Code, at any time prior to the Confirmation Date, for the duration of the period such Debtor has obligated itself to provide such benefits, subject to any and all rights of such Debtor to amend, modify or terminate such benefits under applicable nonbankruptcy law. In that regard, from and after the Consummation Date, each Reorganized Debtor shall continue to fund and maintain all single employer defined benefit pension plans, within the meaning of 29 U.S.C. Section 1301(a)(15), for which such Debtor is a contributing sponsor of the pension plan within the meaning of 29 U.S.C. Section 1301(a)(13), or a member of a controlled group within the meaning of 29 U.S.C. Section 1301(a)(14)(A), pursuant to the minimum requirements of 29 U.S.C. Section 1802 and 26 U.S.C. Section 412, subject to any and all rights of such Debtor to amend, modify or terminate such pension plans under applicable nonbankruptcy law.

     16.3.     Compliance with Tax Requirements.

          In connection with the consummation of this Plan of Reorganization, the Debtors and the Reorganized Debtors, as applicable, shall comply with all withholding and reporting requirements imposed by any taxing authority, and all distributions hereunder shall be subject to such withholding and reporting requirements. Holders of Claims and Equity Interests may be required to provide certain tax information as a condition to the receipt of distributions under this Plan of Reorganization.

     16.4.     Recognition of Guarantee Rights.

          The classification of and manner of satisfying all Claims hereunder, including, without limitation, the Restructuring Transactions, takes into account (a) the existence of guarantees by certain Debtors of obligations of other Debtors and (b) the fact that the Debtors may be joint obligors with each other or other entities with respect to an obligation. All Claims against the Debtors based upon any such guarantees or joint obligations shall be discharged in the manner provided in this Plan of Reorganization; provided, that no creditor shall be entitled to receive in the aggregate under this Plan of Reorganization more than a single satisfaction of its Allowed Claims.

     16.5.     Transactions on Business Days.

          In the event that any payment or act under this Plan of Reorganization is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

     16.6.     Notices.

          All notices, requests, and demands to be effective shall be in writing (including, without limitation, by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

     If to the Plan Facilitator, to:

          Mr. Timothy R. Coleman
          The Blackstone Group L.P.
          345 Park Avenue
          New York, New York  10022-4611
          Telephone:     (212) 754-7352
          Facsimile:     (212) 754-8707

     with a copy to:

          O'MELVENY & MYERS LLP
          Citicorp Center
          153 East 53rd Street
          New York, New York  10022-4611
          Attn:  Adam C. Harris, Esq.
          Telephone:     (212) 326-2182
          Facsimile:     (212) 326-2061

     If to the Debtors or the Reorganized Debtors, to:

          Bidermann Industries U.S.A., Inc.
          48 West 38th Street
          New York, New York  10017
          Attention:  Chief Executive Officer
          Telephone:     (212) 984-8915
          Facsimile:     (212) 984-8925

     with a copy to:

          STEVENS & LEE, P.C.
          One Glenhardie Corporate Center
          1275 Drummer Lane
          Wayne, Pennsylvania  19087
          Attn:  Robert Lapowsky, Esq.
          Telephone:     (610) 293-4976
          Facsimile:     (610) 687-1384

          TENZER GREENBLATT LLP
          405 Lexington Avenue
          New York, New York  10174
          Attn:  Michael Z. Brownstein, Esq.
          Telephone:     (212) 885-5000
          Facsimile:     (212) 885-5001


     If to the Institutional Holders, to:

          WEIL, GOTSHAL & MANGES LLP
          767 Fifth Avenue
          New York, New York  10153
          Attn:  Edward A. C. Sutherland, Esq.
          Telephone:     (212) 310-8000
          Facsimile:     (212) 310-8007

     If to Vestar, to:

          VESTAR CAPITAL PARTNERS III, L.P.
          245 Park Avenue
          New York, New York
          Attn:  Norman Alpert
          Telephone:     (212) 949-6500
          Facsimile:     (212) 808-4922

     with a copy to:

          SIMPSON, THATCHER & BARTLETT
          425 Lexington Avenue
          New York, New York  10017
          Attn:  Mark Thompson, Esq.
          Telephone:     (212) 455-7355
          Facsimile:     (212) 455-2502

In addition to the foregoing, all notices, requests and demands to or upon the Debtors, the Reorganized Debtors, the Plan Facilitator, the Institutional Holders or Vestar (as applicable), or delivered by or on behalf of the Debtors, the Reorganized Debtors, the Plan Facilitator, the Institutional Holders or Vestar (as applicable) (including, without limitation, any objections to Claims or Equity Interests), shall simultaneously be served upon the following:

          OTTERBOURG, STEINDLER, HOUSTON
            & ROSEN, P.C.
          230 Park Avenue
          New York, New York  10169
          Attn:     Scott L. Hazan, Esq.
          Telephone:  (212) 661-9100
          Facsimile:  (212) 682-6104

     16.7.     Severability of Plan Provisions

          In the event that, prior to the Confirmation Date, any term or provision of this Plan of Reorganization is held by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court shall, with the consent of the Debtors (as determined by the Plan Facilitator), have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions hereof shall remain in full force and effect and shall in no way be affected, impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision hereof, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

     16.8.     Governing Law

          Except to the extent that the Bankruptcy Code or other federal law is applicable, or to the extent an Exhibit hereto provides otherwise, the rights, duties and obligations arising under this Plan of Reorganization shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to the principles of conflicts of law thereof.

                    {remainder of page intentionally left blank}

Dated:    New York, New York
          March 30, 1998

                         Respectfully submitted,

                         TIMOTHY R. COLEMAN, in his capacity as Plan
                         Facilitator vested with the powers, duties and functions of the Debtors Boards of Directors

                         By: /s/ Timothy R. Coleman
                             -------------------------------
                                   Timothy R. Coleman

O'MELVENY & MYERS LLP
Attorneys for Timothy R. Coleman,
  as Plan Facilitator
Citicorp Center
153 East 53rd Street
New York, New York  10022-4611


By: /s/ Adam C. Harris
    -------------------------------------
     Adam C. Harris, Esq. (4641)
     A Member of the Firm

STEVENS & LEE, P.C.
Attorneys for the Debtors
One Glenhardie Corporate Center
1275 Drummer Lane
Wayne, Pennsylvania  19087


By: /s/ Robert Lapowsky
    -------------------------------------
     Robert Lapowsky, Esq. (RL0782)
     A Member of the Firm


TENZER GREENBLATT, LLP
Attorneys for the Debtors
405 Lexington Avenue
New York, New York  10174

By: /s/ Michael Z. Brownstein
    -------------------------------------
    Michael Z. Brownstein, Esq. (MB9379)
    A Member of the Firm

                                 Schedule 10.1 A

A.   Arrow Factory Stores Inc.

     1.   All currently existing Store Leases

     2. All currently existing office equipment lease agreements and currently existing maintenance agreements.

     3. Letter Agreement dated August 3, 1992 between Superba, Inc., whose address is 1735 S. Santa Fe, Los Angeles, CA 90021, and Arrow Factory Stores Inc.

     4. Letter Agreement dated October 5, 1992 between Nantucket Industries, Inc., whose address is 105 Madison Avenue, New York, NY 10016, and Arrow Factory Stores Inc.

     5. Letter Agreement dated September 20, 1994 between Italian Design Group, whose address is 1105 Satellite Boulevard, Suite 105, Suanee, Georgia 30174, and Arrow Factory Stores Inc.

     6. Agreement with Computerized Security Systems, whose address is 1015 N. McKenzie Street, Foley, AL 36535, to provide alarm service at all stores.

B.   Bidertex Services Inc.

     1. Acceptance of New Employment Agreement between Bidertex Services Inc., on the one hand, and Koichi Nakai whose address is 12-9 Tendo-cho, Nishinomiya 663, Japan, and Noriko Okamoto (who left the employ of debtor in 1991), on the other hand, dated February 22, 1991.

     2. Deed of Lease Contract between Toyo Sangyo Kabushiki Kaisha, lessor whose address is 4-14, Sakae-machi-dori, 2-chom, Chuo-ku, Kobe, Japan, and Bidertex Services Inc., lessee, dated March 28, 1991

C.   Cluett, Peabody & Co, Inc.

     1. All agreements licensing the right to use the ARROW and SANFORIZED trademarks where Cluett, Peabody & Co., Inc. is the licensor.

     2. All currently existing office equipment lease agreements and currently existing maintenance agreements.

     3. Lease dated April 1, 1995 between Cluett, Peabody & Co., Inc. and The Industrial Development Board of the City of Albertville, Alabama, as landlord, for a sewing facility at 1104 Highway 431 South Albertville, AL.

     4. Lease dated November 23, 1970 between Cluett, Peabody & Co, Inc. (as assignee) and Interstate & Chattachoochee, Ltd., as landlord, for a distribution and cutting facility at 7301 Lee Industrial Boulevard, Austell, Georgia.

     5. Agreement for the Sale and Purchase of 8.52 Acres of Land dated June 14, 1993 between Cluett, Peabody & Co. Inc. and Salant Corporation, whose address is 1114 Avenue of the Americas, New York, NY 10036.

     6. Professional Services Agreement dated October 6, 1993 between Cluett, Peabody & Co, Inc. and RUST Environment & Infrastructure Inc., whose address is 100 Corporate Parkway, Birmingham, AL 35242.



D.   Great American Knitting Mills, Inc.

     1. Lease dated August 16, 1991 between Great American Knitting Mills, Inc. and Tri-County Business Campus Joint Venture, as landlord, for dye house in Pottstown, Pennsylvania.

     2. All currently existing office equipment lease agreements and currently existing maintenance agreements.

     3. Agreement with K-mart Corporation, whose address is 3100 West Big Beaver Road, Troy, MI 48084, as licensor, to use the name and trademark: JACLYN SMITH.

     4. Agreement with Textile Industrial Design, whose address is 1 Norcal Road, Nunawading, Victoria 3131, Australia, as licensor, to use the trademark FALL PROOF.

     5. Independent Sales Representations Agreement dated November 21, 1991 between Great American Knitting Mills, Inc. and Military Sales Service Company, Inc., whose address is 5301 S. Westmoreland Road, Dallas, Texas 75237, as amended from time to time.

     6. Master Lease Agreement dated April 1, 1995 between Great American Knitting Mills, Inc. and General Electric Capital Corporation, 6100 Fairview Road, Charlotte, North Carolina 28210 for the lease of 37 knitting machines.

                                 Schedule 10.1 B

None

                                                                   Exhibit A


BY HAND AND TELECOPIER                               March 30, 1998
----------------------

                       Re: Proposed Plan of Reorganization

Mr. Timothy Coleman
Senior Managing Director
The Blackstone Group L.P.
345 Park Avenue , 31st Floor
New York, New York  10154

Dear Mr. Coleman:

     The undersigned, Maurice Bidermann and Societe Anonyme d'Etudes et de Participation Industrielles et Commerciales (collectively, the "Equity Representatives") and Vestar Capital Partners III, L.P. ("Vestar") hereby make the following offer with respect to a plan of reorganization (the "Lead Plan") for Bidermann Industries U.S.A., Inc. and its subsidiaries ("Debtors"). In the case of Vestar, Vestar shall purchase, individually or as part of a group, under such plan (x) new shares of the common stock of the reorganized Bidermann Industries U.S.A., Inc. ("Reorganized Bidermann") equal to approximately 89.9% of the common stock of Reorganized Bidermann outstanding after giving effect to such purchase, and (y) up to $86,500,000 of new preferred stock of Reorganized Bidermann or another Debtor, all such purchases to be on the terms and subject to the conditions set forth hereinbelow.

Mr. Timothy Coleman                -2-                          March 30, 1998

Treatment of Claims and Interests

     The principal terms of the Lead Plan shall be as follows (capitalized terms used herein and not specifically defined herein shall have the meanings assigned thereto in the Second Amended Joint Plan of Reorganization ("Pending Plan")):

     1) Administration Expense Claims, Employee Administrative Wage Claims and Priority Tax Claims. All Allowed Administration Expense Claims, Employee Administrative Wage Claims and Allowed Priority Tax Claims shall be treated as set forth in the Pending Plan. Bryan P. Marsal and the firm of Alvarez & Marsal, Inc. shall, upon consummation of the Lead Plan, waive their right to apply for any success fee for services rendered prior to the Consummation Date.

     2) Priority Non-Tax Claims (Class 1). All Allowed Priority Non-Tax Claims shall be treated as set forth in the Pending Plan.

     3) Senior Secured Claims (Class 2). All amounts owing in respect of principal, interest and bank fees under the Pre-petition BIC Credit Agreement, which are agreed to be, as of March 31, 1998, $153,776,786.86, shall be paid in full in immediately available funds by wire transfer ("Cash") on the Consummation Date (as defined below). Interest shall accrue on the principal amount owing under such agreement from March 31, 1998 until (but not including) the Consummation Date at the post-default rate specified in Section 2.09 of the Pre-petition BIC Credit Agreement and shall likewise be paid in Cash on the Consummation Date. $1,000,000 in the aggregate of fees and expenses of outside professionals or other parties retained by the Institutional Holders

Mr. Timothy Coleman                -3-                          March 30, 1998

shall be Allowed Claims and shall be paid in Cash on the Consummation Date; no other professional fees incurred by the Institutional Holders shall be payable by the Debtors or Reorganized Debtors. Any adequate protection payments made in respect of Claims under the Pre-petition BIC Credit Agreement on or after March 31, 1998 shall be deducted from the amounts payable to the Institutional Holders on the Consummation Date.

     4) Other Secured Claims (Class 4). All Allowed Other Secured Claims shall be treated as provided in the Pending Plan.

     5) General Unsecured Claims (Class 5A1 and 5B through 5P). All allowed General Unsecured Claims, other than BIUSA Note Claims, shall be treated as set forth in the Pending Plan.

     6) BIUSA Secured Claims and BIUSA Note Claims (Classes 3 and 5A2). Holders of BIUSA Secured Claims and BIUSA Note Claims shall receive cash on the Consummation Date in the sum of (x) $145,772,833.00, in satisfaction of all Claims for principal, interest (whether prepetition or postpetition), professional fees or other amounts, plus (y) the amount of interest accruing from March 31, 1998 until (but not including) the Consummation Date on the principal amount of the BIUSA Notes at the non-default rates specified in the respective notes. The Institutional Holders shall have the right to subscribe for up to, in the aggregate, 20% of each of the approximately $24,765,000 of common stock of Reorganized Bidermann, $36,500,000 in 12 1/2 Class C junior Preferred Stock of Reorganized Bidermann and, as the case may be, Class B

Mr. Timothy Coleman                -4-                          March 30, 1998

Preferred Stock or Reorganized Bidermann or another Debtor which Vestar is obligated to purchase (such right to be exercised for equal percentage interests in each such class of common or preferred stock which Vestar purchases). The allocation of such purchased stock among such exercising Holders may be determined by them in their sole discretion. Such right must be exercised irrevocably by the Institutional Holders no later than April 15, 1988 by executing and delivering to you (with a copy to Vestar) a Subscription Agreement substantially in the form of the Subscription Agreement executed by Vestar and otherwise satisfactory to you; on or before the Consummation Date, the Institutional Holders which shall have exercised such reinvestment right shall execute the Stockholders' Agreement executed by Vestar. The exercise of such right shall relieve Vestar of its rights and obligations referred to below to purchase such portion of each such class of capital stock of Reorganized Bidermann or another Debtor.

     7) Affiliate Claims (Class 6). All Affiliate Claims shall be treated as provided in the Pending Plan.

     8) Equity Interests (Class 7). The holders of Old BIUSA Common Stock (Class
7A) shall receive $13,000,000 in new subordinated notes described hereinbelow in redemption of approximately 89.9% of their existing equity interests and shall retain common stock of Reorganized Bidermann which shall represent approximately 10.1% of their remaining equity interest. Except as provided in a separate letter agreement between Vestar and the Equity Representatives, which shall be disclosed at the confirmation hearing, no professional fees incurred by the Holders of Class 7 equity

Mr. Timothy Coleman                -5-                          March 30, 1998

interests shall be payable by the Debtors or Reorganized Debtors under the Lead Plan. All other Equity Interest (Classes 7B and 7C) shall be treated as provided in the Pending Plan. On the Consummation Date, the Equity Representatives shall enter into the Stockholders' Agreement executed by Vestar.

Means of Implementation

     The Lead Plan shall be implemented by modifications to the Existing Plan as follows:

     A) Equity Interests. Subject to the conditions set forth herein below, by means of subscription agreements in form and substance reasonably satisfactory to you and Vestar, to be executed and delivered to you by March 30, 1998, Vestar (or its affiliated designee) shall subscribe on the Consummation Date for approximately $24,765,000 of new shares of common stock of Reorganized Bidermann and $36,500,000 in Class C junior Preferred Stock of Reorganized Bidermann, the dividends on which shall accrue at the greater of 12 1/2 or that rate which is 2 1/2 percentage points above the interest rate on the new subordinated notes provided for below and shall cumulate at the option of the Board of Directors of Reorganized Bidermann. The proceeds of both subscriptions shall be used to fund distributions under the Lead Plan and its transaction costs.

     B) New Senior Debt. Subject to the conditions set forth hereinbelow, and pursuant to a commitment letter between Nationsbank, N.A., Nationsbanc Montgomery Securities ("NMS") and Vestar, in form and substance reasonably satisfactory to you,

Mr. Timothy Coleman                -6-                          March 30, 1998

NMS and Vestar (the "Senior Debt Commitment Letter"), to be delivered to you on or before March 30, 1998, Vestar shall cause to be provided on the Consummation Date up to $160,000,000 in senior bank financing of BIC and its subsidiaries, guaranteed by, and secured by a first-priority security interest on all the assets of, Reorganized Bidermann and its subsidiaries; approximately $124,200,000 of such financing shall be used to fund distributions under the Lead Plan and the balance shall be available credit to the Reorganized Debtors. The Senior Debt Commitment Letter contains confidential, sensitive commercial information and (other than the amount and existence of such commitment) may not be disclosed to any other person except with the prior written consent of Vestar and NMS.

     C) New Subordinated Notes. Subject to conditions set forth hereinbelow, and pursuant to a letter agreement between Vestar and NMS in form and substance reasonably satisfactory to you, Vestar and NMS (the "High-Yield Commitment Letter"), to be delivered to you by March 30, 1998, Vestar shall cause an amount equal to the gross proceeds of a Rule 144A offering of new subordinated notes of BIC in the aggregate principal amount of approximately $112,000,000 to be provided to the Debtors on the Consummation Date; such amount shall be used to fund distributions on the Consummation Date. The $13,000,000 in new subordinated notes issued to Class 7A holders shall have the same terms (including future registration rights) as this issue. Gleacher NatWest shall be designated a co-lead underwriter of the new subordinated notes offering on terms reasonably satisfactory to it, NMS and Vestar. The High-Yield

Mr. Timothy Coleman                -7-                          March 30, 1998

Commitment Letter contains confidential, sensitive commercial information and (other than the amount and existence of such commitment) may not be disclosed to any other person without the prior written consent of NMS and Vestar.

     D) Class A Preferred. Subject to restrictions imposed by applicable law, the Debtors shall implement an employee stock plan substantially similar to that contemplated by that certain Memorandum of Understanding dated May 3, 1996 between UNITE and BIUSA or an alternative mutually agreed between Vestar and UNITE, provided, however, that (a) the convertible preferred stock to be issued pursuant to such plan shall be Class A Preferred Stock of Reorganized
Bidermann or an affiliate thereof mutually agreed by Vestar and Unite and shall be convertible or exchangeable in the event of an initial public offering by Reorganized Bidermann or an affiliate thereof mutually agreed by Vestar and UNITE into common stock of Reorganized Bidermann or such affiliate at the price per share at which shares are offered to the public; (b) in the event the required initial contribution exceeds any limitation imposed by applicable law, any such excess shall be allocated to the participants in such plan on a basis reasonably satisfactory to Reorganized Bidermann and UNITE; and (c) if there shall be substantial legal difficulties in implementing the employee stock plan, Vestar shall have the option, as provided in Section 2.1(c) of the Pending Plan, on the Consummation Date, to pay all Allowed Employee Administrative Wage Claims in Cash in lieu of establishing such plan or alternative.

Mr. Timothy Coleman                -8-                          March 30, 1998


     E) High-Yield Preferred or Senior Discount Notes. Subject to the conditions set forth below, Vestar shall cause to be provided on the Consummation Date, the gross proceeds of a Rule 144A offering of $50,000,000 in Preferred Stock of BIC or $50,000,000 of senior discount notes of Reorganized Bidermann, each with terms and conditions acceptable to Vestar in its sole discretion. To the extent that neither such offering shall be consummated in full by the Consummation Date, Vestar shall purchase sufficient Class B Preferred Stock of Reorganized Bidermann or BIC to result, together with proceeds of such offerings, in $50,000,000 in total proceeds. Such preferred stock shall rank junior to the Class A Preferred (if the Class B Preferred Stock is issued by Reorganized Bidermann) and shall have dividends which accrue and cumulate at the option of the Board of Directors of the issuer thereof at a rate equal to the greater of 12% or that rate which is two percentage points higher than the interest rate on the new subordinated notes.

     F) Management Equity Subscription. By means of subscription agreements in form and substance satisfactory to Vestar, (a) Alvarez & Marsal, Inc. or an affiliate thereof shall subscribe for approximately $4,900,000 of new shares of common stock of Reorganized Bidermann, and (b) executives of the Debtors designated by Vestar shall subscribe for approximately $1,800,000 in new common stock of Reorganized Bidermann, both at the same price per share as paid by Vestar for its shares of common stock. Approximately $2,250,000 of the stock purchases referred to in the preceding sentence shall be funded by loans on the Consummation Date by Reorganized Bidermann

Mr. Timothy Coleman                -9-                          March 30, 1998

to such purchasers. In the event for any reason Alvarez & Marsal, Inc. (or an affiliated designee) or such executives shall fail to purchase any such amount of common stock, Vestar shall purchase it at the same price. On or before the Consummation Date, Alvarez & Marsal, Inc. (or its affiliated designee) and any executives subscribing for such common stock shall execute the Stockholders' Agreement executed by Vestar.

     G) Mutual Releases Between Reorganized Debtors and Maurice Bidermann. The Reorganized Debtors and Maurice Bidermann shall exchange mutual releases of claims against one another (other than Mr. Bidermann's scheduled, prepetition, general unsecured claims in the approximate amount of $25,000) and all pending litigation between them involving such claims, including the litigation to which you are a party in the Bankruptcy Court, shall be dismissed with prejudice promptly after the Consummation Date.

     H) Structure of Organization. The corporate organization of Reorganized Debtors shall be modified such that (1) CDC shall be contributed by BIUSA to BIC and shall become a subsidiary of BIC and (2) BIUSA shall form a new subsidiary ("Newco") and shall contribute BIC to Newco, so that, after all such transactions are completed, BIUSA shall own Newco, which shall own BIC, which shall own CDC.

     I) Relationship of Lead Plan to Pending Plan. The Pending Plan shall be modified to provide that the Lead Plan shall be given the first opportunity to close and shall have until May 20, 1998, the exclusive opportunity to close. Such exclusive opportunity may be extended (a) at your request, with the consents of Vestar, the Official

Mr. Timothy Coleman                -10-                          March 30, 1998

Committee of Unsecured Creditors and the Institutional Holders, which consent shall not be unreasonably withheld, or (b) at the request of Vestar, with the consents (which shall not be unreasonably withheld) of you, the Official Committee of Unsecured Creditors and the Institutional Holders. The date which is determined in accordance with the two preceding sentences to be the last date on which the Lead Plan shall have the exclusive opportunity to close is hereinafter referred to as the "Lead Plan Expiration Date".

     The Pending Plan shall also be modified to provide that, in the event that the Lead Plan shall not have closed by the Lead Plan Expiration Date, then the Lead Plan shall be deemed null and void and the Pending Plan shall have the exclusive opportunity to close; provided that, in such case, the treatment of Class 7A (Holders of Old BIUSA Common Stock) shall be modified to provide that they shall receive either $14,500,000 in Cash or a like principal amount of the new subordinated notes to be issued under the Pending Plan, as determined by you. Except as provided in a separate letter agreement between the Institutional Holders and the Equity Representatives, which shall be disclosed at the confirmation hearing, no professional fees incurred by the Holders of Class 7 equity interests shall be payable by the Debtors or the Reorganized Debtors under the Pending Plan.

Conditions

     The obligations of Vestar with respect to the funding described above are subject to the following conditions precedent:

Mr. Timothy Coleman                -11-                          March 30, 1998

     a) you shall have proposed and the Bankruptcy Court shall have confirmed by March 31, 1998 (or such later date as the Plan Facilitator may, with the consent of Vestar, determine) a modified plan of reorganization for the Debtors embodying the terms and conditions set forth herein and otherwise in form and substance reasonably satisfactory to Vestar in its good faith judgment (the "Modified Plan");

     b) there shall not have occurred since December 31, 1997 any event, occurrence, change in facts, conditions or other change or effect that, individually or in the aggregate with all such other events, occurrences, changes, conditions or effects, is materially adverse to the business, assets, operations, results of operations or financial condition of BIUSA and its subsidiaries taken as a whole (a "Material Adverse Change"), it being understood and agreed that departures of management prior to the Consummation Date shall not constitute a Material Adverse Change;

     c) the absence of any action, suit, investigation or proceeding pending in any court or before any arbitrator or governmental authority which could reasonably be expected to have a material adverse effect on Reorganized Bidermann and its subsidiaries taken as a whole or any transaction contemplated hereby or on the ability of Reorganized Bidermann and its subsidiaries to perform their obligations under the documents to be executed in connection with the debt securities to be offered under the Lead Plan;

     d) no banking moratorium shall have been declared by federal or New York State banking authorities; trading in securities generally on the New York Stock Exchange shall not have been suspended or minimum or maximum prices shall not have

Mr. Timothy Coleman                -12-                         March 30, 1998

been established on the New York Stock Exchange; and there shall not have been
(i) a material outbreak or escalation of hostilities involving the United States or (ii) a material outbreak or escalation of any other insurrection or armed conflict involving the United States or any other national or international calamity or emergency;

     e) all of the conditions specified in paragraphs (a), (e), (f) and (g) of
Section 11.2 of the Pending Plan, any conditions included in the Modified Plan and any conditions included in any document entered into with your approval to implement the Lead Plan shall have been satisfied as to the Lead Plan; and

     f) the Bankruptcy Court shall have entered an order rejecting the existing BIUSA stockholders' agreements, as amended, and any related documents, and there shall be no material claims against BIUSA arising from such rejection.

     Vestar hereby confirms to you that as of the date hereof it is not aware of the existence of any matter which would cause the conditions in clauses "b)" and "c)" to fail to be satisfied. Vestar shall provide prompt written notice to you and the Debtors should it become aware of the existence of any matter which would cause any of the conditions in clauses "b)", "c)" and "d)" to fail to be satisfied.

     Any obligations of BIUSA or you in respect of the Lead Plan are subject to the entry by the Bankruptcy Court of an order confirming the Lead Plan.

     Any disputes as to whether or not any condition has been satisfied shall be resolved by the Bankruptcy Court.

Mr. Timothy Coleman                -13-                          March 30, 1998


     The "Consummation Date" of the Plan shall be any business day on or prior to the Lead Plan Expiration Date as you and Vestar may agree on which all of the conditions set forth above shall have been fulfilled or waived.

Deposit, Liquidated Damages; Limitations of Other Liability

     To secure its performance of its obligations in respect of the Lead Plan, Vestar shall, prior to entry of the confirmation order, but in any event no later than one business day after the date on which the Bankruptcy Court shall conclude the confirmation hearing, provide a letter of credit from Nationsbank in form and substance reasonably satisfactory to you, the Institutional Holders and Vestar in the amount of $12,000,000, which shall be drawn if Vestar fails to close by the Lead Plan Expiration Date for any reason other than the failure of any condition mentioned in the "Conditions" section of this letter agreement. The parties agree that the forfeiture of such amount is not a penalty but the parties' best estimate of the damages that the Debtors would incur as a result of Vestar's failure to close, that such damages are not otherwise reasonably subject to calculation and, accordingly, that forfeiture of such amount shall serve as liquidated damages in the event of Vestar's failure to close. In no event shall Vestar or its officers, directors, partners (limited or general), agents, employees, advisors, or affiliates have any liability to any Person in respect of such failure to close, other than as expressly provided herein above, including without limitation for consequential damages, lost profits or revenues, and regardless of whether such claim is based in contract, tort or any other theory of law or equity.

Mr. Timothy Coleman                -14-                          March 30, 1998

Ancillary Matters

     1) Transaction Costs. All transactions costs, including, without the need for any Bankruptcy Court approval, Vestar's fees and expenses and the fees and expenses of its financing sources, counsel, accountants and other advisors, shall be paid at closing of the Lead Plan.

     2) Exclusivity. Vestar and the Equity Representatives reciprocally covenant and agree that until December 31, 1998, neither of them, nor any of their respective shareholders, principals, partners, officers, agents, affiliates, counsel or investment bankers will directly, or indirectly, engage in any discussions, negotiations or agreements with any entities other than the Equity Representatives (in the case of Vestar) or Vestar (in the case of the Equity Representatives), the purpose of which is to negotiate or invest in any other plan of reorganization; provided, that in the event of a material breach by either party of its obligations hereunder or in respect of the Modified Plan, the other party shall be relieved of its obligation under this paragraph 2.

     3) Vestar agrees that if the Lead Plan is not consummated it will not, at any time prior to November 20, 1999, solicit any Person who at the time of such solicitation is an executive officer of the Reorganized Debtors to become an employee of any of Vestar and its Affiliates, without the prior written consent of the Board of Directors of such Reorganized Debtor.

Mr. Timothy Coleman                -15-                          March 30, 1998

     This offer and letter agreement supersedes all prior offers, proposals and letter agreements delivered to you by either or both of the undersigned.

                                           Very truly yours,

                                           W. FORSTER & CO. INC. as Agent
                                           for the Equity Representatives

                                           By: ________________________

                                           By: ________________________
                                                Maurice Bidermann

                                           SOCIETE ANONYME D'ETUDES ET
                                              DE PARTICIPATION
                                              INDUSTRIELLES ET
                                              COMMERCIALES

                                           By: ________________________
                                                 Title

                                           VESTAR CAPITAL PARTNERS  III, L.P.


                                           By:      VESTAR ASSOCIATES III, L.P.
                                           Its:     General Partner

                                           By:      VESTAR ASSOCIATES
                                                      CORPORATION III
                                           Its:     General Partner


                                           By:___________________
                                                Name:
                                                Title:

AGREED:
___________________

Timothy R. Coleman, in his capacity
  as Plan Facilitator in the
  Debtors' Chapter 11 cases,
  and not in his individual
  capacity

BIDERMANN INDUSTRIES, U.S.A, INC.

By: _______________________
         Chief Executive Officer

Alvarez & Marsal, Inc.

By: _______________________
         Title:

                                    Exhibit B

                  Vestar Transaction Restructuring Transactions

Step 1)   BIUSA will contribute CDC to BIC

Step 2)   BIUSA will form Newco and contribute BIC to Newco.

Step 3) BIC will borrow approximately $124,200,000 of New BIC Term Debt under a facility of approximately $160,000,000 and will issue $125,000,000 of New Subordinated Notes.

Step 4) Each holder of old BIUSA Common Stock will retain 10.1% of its Old BIUSA Common Stock and 89.9% of its Old BIUSA Common Stock will be redeemed for a pro rata share of $13,000,000 of the $125,000,000 of New Subordinated Notes of BIC.

Step 5) Vestar and the other New Equity Investors will purchase New Class C Junior Preferred Stock for $36,500,000 and will purchase 89.9% of common stock of BIUSA (after giving effect to the aforementioned transactions) for not less than $31,465,000.

Step 6) An additional $50 million will be raised from the issuance of the New Mezzanine Financing and/or the New Class B Preferred Stock.

Step 7) Approximately $2.3 million of New Class A Senior Preferred Stock will be contributed to the employee stock plan to the extent provided in the Plan.

Step 8) Sufficient funds will be made available to each of the Debtors to satisfy its obligations under the Plan.

Step 9)   BIC shall cause the refinancing of the indebtedness of CPC Canada.

                  Institutional Holders' Conversion Transaction

                           Restructuring Transactions

Step 1) There will be a formal contribution/distribution of all intercompany accounts, notes and receivables/payables except for outstanding balances from CP Canada, the RLWW/BIC $30M subrogation obligation and the notes created below.

Step 2) BIUSA will issue the New Senior Subordinated Notes to the holders of Senior Secured Claims and the holders of General Unsecured Claims in Subclass 5A2 (BIUSA: BIUSA Note Claims) of Class 5.

Step 3) CDC will merge into CPHC, a subsidiary of its sister company BIC, in exchange for BIC stock. As a result, AFS will become a direct subsidiary of CPHC and CPHC will directly own 40% of GAKM-R and 40% CP-R.

Step 4) BIC will drop all of its assets, which includes 60% of the stock of GAKM-R and 60% of CP-R and all of the stock of BTC, Bidermann Company Limited (Hong Kong) and a pension asset valued at $18 million, into CPHC in exchange for stock of CPHC. As a result, CPHC will own 100% of GAKM-R, 100% of CP-R, and 100% of BTC. After this transfer, the only asset that BIC will hold will be the stock of CPHC.

Step 5) GAKM-R will then merge into GAKM. In addition, CP-R will merge into CP & C. As a result of the transfers in Steps 3 and 4, these companies are brother-sister companies immediately before the mergers. The license agreements among GAKM-R, CP-R, and AFS and the supply agreements between GAKM and CP & C will be cancelled.

Step 6) CP & C. transfers its 60% interest in CDG to BTC solely in exchange for voting stock of BTC. CP & C. then distributes the BTC stock to CPHC.

Step 7) CPHC contributes the stock of Bidertex Services, Inc. and Bidermann Company Limited (Hong Kong) to CP & C.

Step 8) CP & C. will contribute all of its operating assets (other than licenses, receivables and notes from CP Canada and the stock of its subsidiaries) to a Newco in exchange for Newco stock.

Step 9) Old Mission Textiles, Inc., 294671 Ontario, Ltd., The French Collection, Inc., Karl Lagerfeld Womenswear, Inc., Bidermann Industries Licensing, Inc., M W Warehouse, Inc., and Bidermann Womanswear Corp. will be liquidated or merged prior to or simultaneously with the internal restructuring. There is a liquidation or sale of assets in process that will probably not be completed prior to the internal restructuring with respect to Arrow de Mexico, Cluett Peabody AG (Switzerland) and Arrow Inter-America, Inc.

Step 10)  BIC will be merged into BIUSA.